Exhibit 2.1

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(2) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the Registrant treats as private or confidential. Such omitted information has been identified by the mark “[***]”.

SHARE PURCHASE AGREEMENT

by and among

AGILYSYS, INC.

1496458 B.C. LTD.

BOOK4TIME PARENT, INC.

1494084 B.C. LTD. (FORMERLY 1000928634 Ontario Inc.)

1494085 B.C. LTD. (FORMERLY 1000928636 Ontario Inc.)

THE UNDERSIGNED ENTITIES AND INDIVIDUALS (as Sellers)

and

ROGER SHOLANKI and QIANQIAN (TIM) CHEN

and

SERENT CAPITAL PARTNERS IV, L.P.

August 20, 2024

i

Table of Contents

Page

Article I CERTAIN DEFINITIONS		2
1.01	Definitions	2
Article II PURCHASE AND SALE		19
2.01	Purchase and Sale of Purchased Shares	19
2.02	Consideration	19
2.03	Options	20
2.04	Closing Calculations	21
2.05	Final Closing Calculation	21
2.06	Holdback; Post-Closing Adjustment Payment	23
2.07	Withholding	23
Article III THE CLOSING		23
3.01	The Closing	23
3.02	The Closing Transactions	24
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25
4.01	Organization and Power	25
4.02	Subsidiaries	25
4.03	Authorization; No Breach; Valid and Binding Agreement	25
4.04	Capitalization	26
4.05	Financial Statements	27
4.06	Absence of Certain Developments; Undisclosed Liabilities	28
4.07	Title to Assets; Sufficiency	29
4.08	Real Property	30
4.09	Tax Matters	30
4.10	Contracts and Commitments	33
4.11	Intellectual Property; Information Technology; Privacy; Anti-Spam	35
4.12	Litigation	42
4.13	Governmental Consents, etc.	43
4.14	Employee Benefit Plans	43
4.15	Insurance	44
4.16	Compliance with Laws	45
4.17	Environmental Matters	45
4.18	Related Party Transactions	46
4.19	Employees	46
4.20	Brokerage	50
4.21	Investment Canada Act	50
4.22	Customers and Vendors	50
4.23	No Other Representations or Warranties	50
Article V REPRESENTATIONS AND WARRANTIES OF SELLERS		51
5.01	Organization and Power	51
5.02	Ownership of Purchased Shares and Options	51
5.03	Authorization; No Breach; Valid and Binding Agreement	51
5.04	Governmental Consents, etc.	52
5.05	Litigation	52

5.06	Brokerage	52
5.07	Tax Status	52
5.08	No Other Representations or Warranties	52
Article VI REPRESENTATIONS AND WARRANTIES OF RS HOLDCO AND TC HOLDCO		52
6.01	Business Activity	52
6.02	Company Shares	53
6.03	Incorporated Representations	53
6.04	Capitalization	53
6.05	Full Disclosure	53
Article VII REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER		54
7.01	Organization and Power	54
7.02	Authorization	54
7.03	No Violation	54
7.04	Governmental Consents, etc.	54
7.05	Litigation	54
7.06	Brokerage	54
7.07	Canadian Tax Status	54
7.08	No Reliance	55
7.09	No Other Representation	55
Article VIII COVENANTS REGARDING TAX MATTERS		55
8.01	Tax Matters	55
8.02	No Tax Changes	58
8.03	No Closing Date Amalgamation	58
8.04	Permanent Establishment Voluntary Disclosure	58
8.05	Section 280G	59
8.06	Independent Tax Advice	59
Article IX COVENANTS OF THE PARENT AND BUYER		59
9.01	Access to Books and Records	59
9.02	R&W Insurance Policy	60
9.03	Parent Guarantee	60
9.04	Terminated Employee Payments	60
Article X CONDITIONS TO CLOSING		61
10.01	Conditions to the Parent’s and the Buyer’s Obligations	61
10.02	Conditions to the Company’s and Sellers’ Obligations	63
Article XI SURVIVAL; NO RECOURSE		63
11.01	Survival	63
11.02	Non-Recourse	64
Article XII ADDITIONAL COVENANTS		64
12.01	Representatives	64
12.02	Disclosed Personal Information	66
12.03	Disclosure Schedules	66
12.04	Restrictive Covenants	67
12.05	[***] Remediation	69
12.06	Release	69

12.07	Sellers Release	70
12.08	Tail Policies	70
12.09	Sholanki Guarantee	70
12.10	Chen Guarantee	70
Article XIII MISCELLANEOUS		71
13.01	Press Releases and Communications	71
13.02	Expenses	71
13.03	Notices	71
13.04	Assignment	72
13.05	Severability	73
13.06	References; Interpretation	73
13.07	Construction	73
13.08	Amendment and Waiver	73
13.09	Complete Agreement	74
13.10	Third Party Beneficiaries	74
13.11	Waiver of Trial by Jury	74
13.12	Delivery by Email	74
13.13	Counterparts; Electronic Delivery	74
13.14	Governing Law	74
13.15	Jurisdiction	75
13.16	Privileged Communications	75
13.17	Specific Performance	75
13.18	Post-Closing Legal Representation	76
13.19	Independent Legal Advice	76

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 20, 2024, is made by and among Agilysys, Inc., a Delaware corporation (“Parent”), 1496458 B.C. Ltd., a corporation existing under the BCBCA and a wholly owned subsidiary of Parent (“Buyer” and collectively with Parent, “Buyer Parties”), Book4Time Parent, Inc., a corporation continued and existing under the BCBCA (the “Company”), 1494084 B.C. Ltd. (formerly known as 1000928634 Ontario Inc.) (“RS HoldCo”), a corporation existing under the BCBCA, 1494085 B.C. Ltd. (formerly known as 1000928636 Ontario Inc.) (“TC HoldCo” , and collectively with RS HoldCo, the “Founder HoldCos” and each a “Founder HoldCo”), a corporation existing under the BCBCA, the undersigned Persons listed on Annex A (collectively, the “Sellers”), Roger Sholanki (“Sholanki”), solely for the purposes of Section 12.05 and Section 12.09 and in his capacity as the representative, agent and attorney-in-fact of the Sellers, Qianqian (Tim) Chen (“Chen”), solely for the purposes of Section 12.05 and Section 12.10, and Serent Capital Partners IV, L.P. (“Serent”), solely in their capacity as the representative, agent and attorney-in-fact of the Sellers and for the purposes of Section 12.04(c) (together with Sholanki, the “Representatives”). Buyer Parties, the Company, the Founder HoldCos, Sellers, and, solely in their capacity as and solely to the extent applicable, Sholanki, Chen and Serent, shall each be referred to herein from time to time as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Parties desire that: (a) Sellers sell, transfer and convey to Buyer, and Buyer purchase and acquire from Sellers, as applicable, (i) all of the issued and outstanding Class A Common Shares (the “Purchased Company Common Shares”), (ii) all of the issued and outstanding common shares in the capital of RS HoldCo (the “Purchased RS Shares”), and (iii) all of the issued and outstanding common shares in the capital of TC HoldCo (the “Purchased TC Shares”, and together with the Purchased Company Common Shares and the Purchased RS Shares, the “Purchased Shares”), for the consideration and on the terms and subject to the conditions set forth herein (the “Acquisition”); and (b) immediately prior to the Closing, all options to acquire Class C common shares in the capital of the Company issued under the Stock Option Plan (each, an “Option”, and collectively, the “Options”), will be (i) to the extent that outstanding unvested Options are subject to performance-vesting conditions, accelerated in full, or if outstanding unvested Options are subject to change of control-vesting conditions, accelerated in accordance with their terms, and such vested and In-the-Money Options (as defined herein) may be surrendered by the holders of such Options to the Company for cancellation in exchange for cash consideration from the Company (as set out in this Agreement) and (ii) in all other circumstances (including if any (A) Options remain unvested or are otherwise not In-the-Money Options, or (B) vested and In-the-Money Options are not surrendered), cancelled for no consideration, so that Buyer owns, directly or indirectly, 100% of the equity of the Company on a fully diluted basis after the Acquisition;

WHEREAS, RS HoldCo and TC HoldCo own, collectively, all of the issued and outstanding Class B Common Shares and Class B Preferred Shares in the capital of the Company;

WHEREAS, prior to the entering into of this Agreement, the Sellers, the Founder HoldCos, Book4Time Inc. and the Company consummated the Pre-Closing Reorganization;

WHEREAS, the Parent has obtained an insurance policy that provides coverage for the benefit of the Parent or its designee as named insured for breaches of any of the representations and warranties of the Company, the Founder HoldCos and the Sellers set forth herein (the “R&W Insurance Policy”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“280G Approval” has the meaning set forth in Section 8.05.

“280G Confirmation” has the meaning set forth in Section 8.05.

“2020 Reorganization” means the internal reorganization of the Group Companies as further described in Schedule 4.09(g).

“Accounting Principles” means, in the following order of priority, (a) those accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques as set out in Annex D, (b) the accounting principles, practices, procedures, policies and methods (with consistent classifications and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Company’s audited consolidated balance sheet and statement of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2023, and (c) to the extent not addressed by clause (a) or (b), ASPE as at December 31, 2023.

“Acquisition” has the meaning given in the Recitals.

“Action” means any charge, claim, cross-claim or third-party claim, complaint, legal action, suit, arbitration, prosecution, investigation, inquiry, hearing or proceeding (whether civil, criminal, regulatory or otherwise or federal, provincial, state, local or foreign).

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning given in the Preamble.

“AI Data” means any data Processed or produced by or for the Company or any Group Company in connection with the development, training, improvement, marketing, provision, fine-tuning, deployment or use of Company AI Products, including any Training Data and data inputs and data outputs generated or produced by the Company AI Products.

“AI Technologies” means any current product, service or tool that relies on or otherwise utilizes artificial intelligence, machine learning, large language models or other similar or successor technologies, in whole or in part, to (i) create, generate, modify or output content of any kind; (ii) make decisions or facilitate decision-making; (iii) replace or provide analysis of information to assist human decision-making; or (iv) that is regulated as an “artificial intelligence system” or comparable term under applicable Laws.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the anti-corruption provisions of the Criminal Code (Canada) and other federal, foreign, or state anti-corruption or anti-bribery Laws or requirements applicable to the Company or its Subsidiaries.

“ASPE” means the Canadian generally accepted accounting principles as set out in Part II of the CPA Canada Handbook of Accounting Standards for Private Enterprises.

“Assets” has the meaning given in Section 4.07(a).

“B4T Asia” means Book4Time Asia Ltd. Corp.

“B4T Asia Intercompany Agreement” means an intercompany agreement between B4T Asia and the Company, providing for the provision of services by B4T Asia to the Company, in a form satisfactory to Buyer.

“[***] Remediation” means the steps and actions necessary, in the judgment of the Buyer, acting reasonably, to either cause: [***].

“[***] Remediation Expense” has the meaning given in Annex F.

“Base Consideration” means US$150,000,000.

“BCBCA” means the Business Corporations Act (British Columbia).

“Breach of Security Safeguards” means the actual or suspected theft, loss of, unauthorized access to, acquisition of, use, destruction, disclosure, alteration or compromise of, or unavailability of Company IT Systems or Personal Information in the control or possession of the Group Companies, including but not limited to the unauthorized deployment of malware, a virus, a ransomware attack, or any other breach of the protection of Company IT Systems or Personal Information in the control or possession of the Group Companies.

“Business Day” means a day that is neither a Saturday or Sunday, nor any other day on which banking institutions in Atlanta, Georgia or Toronto, Ontario are authorized or obligated by Law to close.

“Buyer” has the meaning given in the Preamble.

“Buyer Parties” has the meaning given in the Preamble.

“Buyer Releasees” has the meaning given in Section 12.06.

“Buyer Return” has the meaning given in Section 8.01(b).

“Canadian Tax Election” has the meaning given in Section 8.01(i).

“Cash” means, as of the Reference Time, all cash and cash equivalents (including deposits in transit), minus the aggregate amount of (i) Restricted Cash and (ii) outstanding and unpaid cheques issued by or on behalf of the Group Companies as of such time, in each case, as determined in accordance with the Accounting Principles.

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23 and the regulations made under the foregoing. any other applicable Laws and guidance issued by relevant Governmental Entities governing spam, electronic communications or the installation of computer programs.

“CEM” means a commercial electronic message, as such term is defined by CASL.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time.

“CEWS” means the Canada Emergency Wage Subsidy and any other COVID-19 related loan program or direct or indirect wage or rent subsidy offered by a Canadian federal, provincial or local Governmental Entity.

“Chen” has the meaning given in the Preamble.

“Chen Guaranteed Obligations” has the meaning given in Section 12.10.

“Class A Common Shares” means the Class A common shares in the capital of the Company.

“Class A Preferred Shares” means the Class A preferred shares in the capital of the Company.

“Class B Common Shares” means the Class B common shares in the capital of the Company.

“Class B Preferred Shares” means the Class B preferred shares in the capital of the Company.

“Class B Preferred Share Value” means the U.S. dollar amount equal to the redemption value (including any accrued dividend thereon) of the 4,000,000 outstanding Class B Preferred Shares pursuant to the Organizational Documents of the Company, as more particularly set out in Annex A.

“Class C Common Shares” means the Class C common shares in the capital of the Company.

“Closing” has the meaning given in Section 3.01.

“Closing Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the Estimated Net Working Capital minus the Target Net Working Capital Amount (it being understood that the amount set forth in this clause (iii) may be a positive or negative number), plus (iv) the amount of Estimated Cash, minus (v) the amount of the Estimated Company Transaction Expenses and Sellers Transaction Expenses, minus (vi) the Litigation Expense, minus (vii) the [***] Remediation Expense, minus (viii) the VAT Remediation Expense, minus (ix) the Expense Account Deposit.

“Closing Date” has the meaning given in Section 3.01.

“Closing Indebtedness” means the Indebtedness as of the Reference Time.

“Closing Payment Amount” means (i) the Closing Consideration, less (ii) the aggregate amount of the Option Consideration, less (iii) the Holdback Amount, less (iv) the Escrow Amount.

“Closing Statement” has the meaning given in Section 2.05.

“Closing Time” has the meaning given in Section 3.01.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended.

“Common Shares” means all of the common shares in the capital of the Company, including the Class A Common Shares, the Class B Common Shares and the Class C Common Shares and, for greater certainty, including any Class A Common Shares issued upon conversion of the Class A Preferred Shares in connection with the Transaction.

“Company” has the meaning given in the Preamble.

“Company AI Products” means any Company Products currently offered by any Group Company that employ or make use of AI Technologies as a part of such product’s functionality.

“Company Associate” means: (a) any current officer, employee or worker of any Group Company; or (b) any current independent contractor, or consultant of any Group Company and in the case of both (a) and (b) this includes any individual on a disability leave, parental leave or other absence.

“Company Associate Agreement” means each employment, severance, consulting, services, or relocation agreement, as applicable, between a Group Company and a Company Associate.

“Company IP Rights” means (i) all Intellectual Property Rights for which the Company or any of its Subsidiaries holds or purports to hold any license rights, (ii) all Company-Owned IP Rights, and (iii) all other Intellectual Property Rights which the Company or any of its Subsidiaries use or hold for use in the Company’s business as currently conducted and as proposed to be conducted.

“Company IT Systems” means any information technology or computer system (including software, hardware, equipment, databases and telecommunications infrastructure) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used in or necessary for the conduct of the business of any of the Group Companies (including any Group Company Web Site) at any time.

“Company-Owned IP Rights” means all Intellectual Property Rights that the Company or any of its Subsidiaries owns or purports to own.

“Company PEO Associate” means any Person rendering services to any Group Company through a staffing agency, professional employer organization or similar arrangement.

“Company Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a share bonus, share purchase, share option, restricted shares, share appreciation right or similar equity-based plan or (iii) any other deferred-compensation, pension, supplemental pension, retirement, welfare-benefit, health, dental, disability, life insurance, bonus, incentive or other similar compensatory, employee benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any current or former employee or individual contractor of the Group Companies, provided that “Company Plans” shall not include any government-sponsored plans providing pension, employment insurance, health insurance, workers’ compensation, social security or other benefits.

“Company Product” means: (a) any version, release, line, package or model of any product, service or solution, including Software, that has been, or is currently being designed, developed, distributed, made available, provided, performed, licensed or sold by or on behalf of any Group Company in any manner (including through a hosted service or similar arrangement); and (b) each Group Company Web Site, including the platforms and other Software used for each Group Company Web Site.

“Company Registered IP” has the meaning given in Section 4.11(a).

“Company Shares” means, collectively, the issued and outstanding (i) Class A Preferred Shares, (ii) the Class A Common Shares, (iii) the Class B Common Shares, (iv) the Class B Preferred Shares and (v) the Class C Common Shares.

“Company Software” has the meaning given in Section 4.11(j).

“Company Transaction Expenses” means Transaction Expenses other than Sellers Transaction Expenses.

“Competing Business” has the meaning given in Section 12.04(a).

“Concurrences” has the meaning given in Section 8.01(g).

“Confidential Information” means all information, data, documents, agreements, files, and other materials that are owned, used, possessed, or held, in whatever form (whether oral, written, electronic or other media), by the Group Companies as of the Closing in connection with the Group Companies’ business, including Intellectual Property Rights, trade secrets, Personal Information, financial information, business files and records, information concerning employees or employee performance, list of customers, suppliers, licensors, licensees, distributors, dealers, contractors, and clients, pricing structures, and marketing information, and, except for Personal Information, excludes information that (i) is part of the public domain; (ii) becomes part of the public domain other than as a result of a breach of these provisions by the Major Sellers; or (iii) was receiving in good faith after Closing from a Person who was lawfully in possession of such information free of any obligation of confidentiality.

“Contract” means any agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, whether oral or written.

“Contributor” has the meaning given in Section 4.11(h).

“Cultural Business” means a business carried on in Canada that carries on any of the activities identified under section 14.1(6) of the Investment Canada Act as constituting a “cultural business”, or a business that falls within a specific type of business activity that, in the opinion of the Governor in Council, is related to Canada’s cultural heritage or national identity, as prescribed under the Investment Canada Act.

“Cyber Tail” has the meaning given in Section 12.08.

“D&O Tail” has the meaning given in Section 12.08.

“Data Subject Requests” has the meaning given in Section 4.11(o)(xii).

“Debt Financing” means the arrangement and consummation of third-party debt financing of one or more Buyer Parties to fund the Transactions.

“Debt Financing Sources” means the entities that have committed to provide the Debt Financing or any replacement financing in connection with the Transactions (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities’ (and their respective Affiliates) officers, directors, employees, attorneys, advisors, agents and other representatives involved in the Debt Financing and their successors and permitted assigns.

“Determination Date” has the meaning given in Section 2.05.

“Disclosed Personal Information” means Personal Information that the Buyer Parties receive from the Company in connection with this Agreement and the Transactions.

“Disclosing Party” has the meaning given in Section 8.01(e).

“Disclosure Requirements” has the meaning given in Section 8.01(e).

“Disclosure Schedules” has the meaning given in Section 12.03.

“Disputed Item” has the meaning given in Section 2.05.

“Dispute Resolution Firm” has the meaning given in Section 2.05.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, provincial, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given in Section 4.19(l).

“Escrow Account” has the meaning given in Annex F.

“Escrow Agent” has the meaning given in Annex F.

“Escrow Agreement” has the meaning given in Annex F.

“Escrow Amount” has the meaning given in Annex F.

“Estimated Cash” has the meaning given in Section 2.04.

“Estimated Closing Statement” has the meaning given in Section 2.04.

“Estimated Company Transaction Expenses” has the meaning given in Section 2.04.

“Estimated Indebtedness” has the meaning given in Section 2.04.

“Estimated Net Working Capital” has the meaning given in Section 2.04.

“Estimated Sellers Transaction Expenses” has the meaning given in Section 2.04.

“ETA” has the meaning given in Section 4.09(bb).

“Expense Account Deposit” shall have the meaning set forth in Section 3.02(i).

“Final Consideration” means (i) the Base Consideration, minus (ii) the amount of Closing Indebtedness as finally determined pursuant to Section 2.06, plus (iii) the Net Working Capital as finally determined pursuant to Section 2.06, minus the Target Net Working Capital Amount (it being understood that the amount set forth in this clause (iii) may be a positive or negative number), plus (iv) the amount of Cash as finally determined pursuant to Section 2.06, minus (v) the amount of the Company Transaction Expenses and Seller Transaction Expenses as finally determined pursuant to Section 2.06, minus (vi) the Litigation Expense, minus (vii) the [***] Remediation Expense, to the extent accrued and payable at the time of the Closing Statement, minus (viii) the VAT Remediation Expense, minus (ix) the Expense Account Deposit.

“Financial Statements” has the meaning given in Section 4.05(a).

“Founder HoldCo” has the meaning given in the Preamble.

“Fully Diluted Number” means the sum of (i) the Outstanding Common Shares; and (ii) the aggregate number of Class C Common Shares underlying all In-the-Money Options to be surrendered to the Company for cash consideration as provided in Section 2.03(a)(ii) and Section 2.03(c).

“Governmental Entity” means any federal, national, state, foreign, provincial, territorial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries; provided, however, that notwithstanding anything to the contrary, B4T Asia shall be deemed to be a Group Company and an indirect Subsidiary of the Company for purposes of this Agreement.

“Group Company Web Site” means any public or private website, social media page or mobile application owned, maintained or operated at any time by or on behalf of any of the Group Companies, including the website at www.alsid.com, and any online service made available by any Group Company.

“Harassment Claim” has the meaning given in Section 4.19(j).

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Holdback Amount” means $1,500,000, representing the portion of the Purchase Price retained by Buyer to satisfy the obligations of the Sellers pursuant to Section 2.06.

“Inbound License” has the meaning given in Section 4.11(d).

“Incorporated Representations” has the meaning given in Section 6.03.

“Indebtedness” means, as of any particular time with respect to the Group Companies and the Founder HoldCos, without duplication, (i) all obligations of the Group Companies and Founder HoldCos for borrowed money, or with respect to deposits or advances of any kind to such Group Company or Founder HoldCo (excluding all intercompany indebtedness between or among any of (A) Book4Time Parent, Inc., (B) Book4Time Inc., or (C) Book4Time Asia Ltd. Corp.), (ii) all obligations of any Group Company or Founder HoldCo evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of any Group Company or Founder HoldCo under leases required in accordance with the Accounting Principles to be capitalized or treated as a finance lease on a balance sheet of the Group Companies and Founder HoldCos, (iv) all obligations of any Group Company or Founder Holdco to pay the deferred or unpaid purchase price of property, assets, securities, services or equipment (including “earn-out” payments, seller notes, and other similar payments contingently or otherwise, calculated as the maximum amount payable under or pursuant to such obligation), (iv) the net cash payment obligations of the Group Companies or Founder HoldCos under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (v) all obligations under letters of credit, bank guarantees, performance bonds and other similar contractual obligations entered into by or on behalf of any Group Company or Founder HoldCo (in each case only to the extent drawn), (vi) any accrued interest, fees, premiums, penalties and other obligations of the Group Companies or Founder HoldCos relating to any indebtedness or other obligations of the type referred to in any other clause of this definition payable in connection with the repayment thereof on or prior to the Closing Date, (vii) all guarantees and arrangements having the economic effect of a guarantee provided by any Group Company or Founder HoldCo in respect of which any Group Company or Founder HoldCo has pledged any of its assets, and all obligations or undertakings of any Group Company or Founder HoldCo to maintain or cause to be maintained the financial position or financial covenants of any other Person or to purchase any other Person’s indebtedness or obligations of the type referred to in any other clause of this definition or any security therefor, (ix) all accrued and unpaid interest, fees, expenses and other amounts owing by the Group Companies or Founder HoldCos under any of the foregoing, calculated as of the date of determination, and any prepayment premiums or penalties that would be due if such amounts were prepaid as of such date of determination, (x) income Tax payables of the Group Companies and Founder HoldCos for any Pre-Closing Tax Period (net of any income tax receivables (which for greater certainty shall not include any accrued receivables of Scientific Research & Experimental Development credits for the period prior to Closing), it being understood that the net amount shall in all circumstances be a positive number), (xi) long term deferred revenue (being deferred revenue in excess of 12 months of service fees), (xi) the Leased Realty Expense, (xii) the cost of the Cyber Tail policy, and (xiii) any accrued but unpaid bonus or severance obligations, including the employer portion of any payroll Taxes to the extent not already captured by the Accounting Principles and included in Net Working Capital. Notwithstanding the foregoing, “Indebtedness” shall not include (A) obligations under operating leases, (B) the Option Consideration, or (C) any liability reflected in Net Working Capital, Company Transaction Expenses or Sellers Transaction Expenses. For purposes of Article II of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time and determined in accordance with the Accounting Principles.

“Indemnifiable Damages” has the meaning given in Annex F

“Indemnified Parties” has the meaning given in Annex F

“Indemnifying Parties” has the meaning given in Annex F

“Intellectual Property Rights” means any and all common law or statutory rights, registered or unregistered, anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, industrial design applications and registrations, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin, including applications therefor and the goodwill associated with any of the foregoing (“Marks”); (c) domain names, uniform resource locators, internet protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Interest” has the meaning given in Section 12.04(a).

“In-the-Money Option” means an Option that has vested, with an exercise price per Class C Common Share underlying such Option that is less than the Per Common Share Closing Consideration (using the Spot Rate), determined as of immediately prior to the Closing.

“Investment Canada Act” means the Investment Canada Act (Canada).

“ITA” means the Income Tax Act (Canada).

“ITCs” has the meaning given in Section 4.09(bb).

“June 2024 Company Share Transfers” means (i) the transfer by the RS Seller to RS HoldCo of 8,800,240 Class B Common Shares and 2,837,209 Class B Preferred Shares in the capital of the Company, and (ii) the transfer by the TC Seller to TC HoldCo of 3,714,219 Class B Common Shares and 1,162,791 Class B Preferred Shares in the capital of the Company, each effective June 20, 2024, and “June 2024 Company Share Transfer” means either of such transfers.

“Key Employees” means those Persons set forth in Schedule 10.01.

“Key Employee Employment Agreements” means the employment agreements to be entered into between Buyer and/or Parent and each of the Key Employees.

“Key Sellers” means those Persons set forth in Schedule 12.04, and “Key Seller” means any one of them.

“knowledge of the Company” and “the Company’s knowledge” mean the constructive knowledge after reasonable inquiry of Sholanki, Chen and Kevin Patterson, as of the applicable date, without personal liability on the part of any of them.

“Labor Agreement” has the meaning given in Section 4.19(g).

“Latest Balance Sheet” means the unaudited interim balance sheet of the Group Companies for the six-month period ended on June 30, 2024.

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Leased Realty” has the meaning given in Section 4.08(a).

“Leased Realty Expense” has the meaning given in Annex F.

“Leases” has the meaning given in Section 4.08(b).

“Liabilities” means all indebtedness, debts, claims, obligations and other liabilities of a Person whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due.

“Liens” means liens, licenses, security interests, charges or encumbrances.

“Litigation Expense” means [***].

“Losses” means any and all damages, penalties, fines, costs, judgments or amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses.

“Major Sellers” means those Persons set forth in Schedule 12.04(b).

“Malicious Code” has the meaning given in Section 4.11(j).

“Mandatory Disclosure” has the meaning given in Section 8.01(e).

“Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the ability of the Company and the Sellers to consummate the Acquisition or (b) a materially adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; provided, however, that, in the case of clause (b), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the announcement of the Transactions; (ii) general changes (including legal and regulatory changes) in the industry in which the Group Companies operate (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (iii) any change in general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States, Canada or anywhere else in the world (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (iv) changes after the date hereof in ASPE or other accounting requirements or principles or any changes after the date hereof in applicable Laws (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (v) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (v) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect); (vi) acts of war (whether declared or undeclared), sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (vii) hurricanes, earthquakes, floods or other natural disasters; (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); and (viii) any epidemic, plague, pandemic or other outbreak of illness or public health event, (or any worsening of any of the foregoing) including the response of governmental and non-governmental entities thereto (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate).

“Material Contracts” has the meaning given in Section 4.10(b).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (whether or not the plan is subject to ERISA).

“Net Working Capital” means, without duplication, an amount (it being understood that such amount may be a positive or negative number) equal to the current assets of the Group Companies, as of the Reference Time, minus the current liabilities of the Group Companies, as of the Reference Time, and calculated in accordance with the Accounting Principles.

“Non-Party Affiliates” has the meaning given in Section 11.02.

“Objections Statement” has the meaning given in Section 2.05.

“Off-the-Shelf Licenses” has the meaning given in Section 4.10(a)(vii).

“Open Source Code” means any software that is distributed or made available by any third party under “open source” or “free software” terms, including any software distributed or made available under any version of the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license, Creative Commons licenses or similar terms.

“Option” has the meaning given in the Recitals.

“Option Consideration” means, for each In-the-Money Option surrendered in accordance with Section 2.03, the amount equal to the product obtained by multiplying (A) the amount by which the Per Common Share Closing Consideration exceeds the exercise price per Class C Common Share underlying such In-the-Money Option, by (B) the aggregate number of Class C Common Shares subject to such In-the-Money Option (rounded down to the nearest whole cent).

“Option Surrender Notices” has the meaning given in Section 2.03(c).

“Order” means a settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity.

“Ordinary Course of Business” means, when used in relation to the taking of any action by a Person, the ordinary course of business of the Group Companies, consistent with past practice.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws of the Company or a Founder HoldCo, as the context requires, each as amended through the date hereof.

“Outstanding Common Shares” means the aggregate number of Common Shares issued and outstanding immediately prior to the Closing.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent” has the meaning given in the Preamble.

“Parent Guaranteed Obligations” has the meaning given in Section 9.03.

“Party” has the meaning given in the Preamble.

“Payoff Amount” means $5,171,087.06.

“Payoff Letters” has the meaning given in Section 3.02(e).

“PE Jurisdictions” means United States of America.

“Permanent Establishment Issue” means any of the Group Companies (other than B4T Asia) being deemed to have a “Permanent Establishment” (as defined in applicable Tax treaties or under applicable Laws of any of the PE Jurisdictions) in any of the PE Jurisdictions for any Pre-Closing Tax Period.

“Permitted PE Proceedings” has the meaning given in Section 8.04.

“Per Common Share Closing Consideration” means, with respect to any Common Share, the amount equal to (a) the quotient obtained by dividing (i) an amount equal to (A) the Closing Consideration, plus (B) the aggregate dollar amount of the exercise prices for all In-the-Money Options, less (C) the Class B Preferred Share Value, by (ii) the Fully Diluted Number.

“Permits” means any approvals, filings, permits, franchises, consents, exemptions, licenses and similar authorizations of Governmental Entities.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with ASPE in the Latest Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and for which adequate reserves are maintained on the Financial Statements in accordance with ASPE consistently applied; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Realty; (iv) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein; (v) security given in the Ordinary Course of Business to a public utility or any Governmental Entities; (vi) covenants, conditions, restrictions, encroachments, and easements, affecting the Leased Realty that do not materially impair the occupancy or use of the Leased

Realty for the purposes for which it is currently used ; (vii) all outstanding work orders, deficiency notices, open building permits, orders to comply, inspector's orders, notices of non-compliance, notices of violation or other similar directives relating to the Leased Realty; (viii) nonexclusive licenses to Intellectual Property Rights in the ordinary course; (ix) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (x) the Leases and all subleases, licenses and other occupancy agreements and all ancillary documents for which a Group Company is a party and is disclosed in the Disclosure Schedules; (xi) all Liens affecting a landlord’s freehold interest or sublandlord’s sub-leasehold interest in any Leased Realty; (xii) the Liens which the Leases and/or any Leased Realty are stated to be subject to or bound by pursuant to the terms of the Leases or which are otherwise disclosed by the Group Companies; and (xiii) all instruments which are registered against title to the Leased Realty.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, or any other organization or entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person, where an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person.

“Post-Closing Adjustment Amount” means the amount determined by subtracting the Closing Consideration from the Final Consideration (it being understood that such amount may be a positive or negative number).

“Potential Parachute Payments” has the meaning set forth in Section 8.05.

“Pre-Closing Reorganization” has the meaning given in Section 8.01(a).

“Pre-Closing Tax Period” means (i) a taxation year or other fiscal period that ends on or before the Closing Date and (ii) the pre-Closing portion of a Straddle Period that ends on and includes the Closing Date.

“Privacy Law ” means Laws applicable to the Processing of Personal Information, and includes but is not limited to (i) the EU General Data Protection Regulation 2016/679 (the “GDPR”) and EU Member State laws and regulations supplementing or implementing the same, the GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, the UK Data Protection Act 2018, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, Canada’s Personal Data Protection and Electronic Documents Act, British Columbia’s Personal Information Protection Act, Alberta’s Personal Information Protection Act, Quebec’s Act respecting the protection of personal information in the private sector, the California Consumer Privacy Act of 2018 (as amended) and any regulations promulgated thereunder the Virginia Consumer Data Privacy Act, state consumer protection laws, as well as any Laws and guidance regarding the privacy, cybersecurity or Processing of health-related Personal Information; (ii) Laws applicable to the sending of electronic messages, including the sending of e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise), including CASL; and (iii) guidance or recommendations issued by a Governmental Entity responsible for administering and/or interpreting the Laws referenced in this definition.

“Privacy Requirement” means (i) all Privacy Laws; (ii) the Group Company’s own rules, policies, and procedures applicable to their Processing of Personal Information; and (iii) all Contracts, and notices and consents applicable to the Processing of Personal Information by the Group Companies.

“Privileged Communications” has the meaning given in Section 13.16.

“Process” or “Processing” means to access, alter, collect, combine, communicate, compile, use, create, modify, retrieve, intercept, structure, disclose, de-identify, anonymize, derive, transfer, maintain, make available, store, destroy, record, restrict, retain, transmit, delete, dispose, erase and/or manage.

“Pro Rata Percentage” means, with respect to any Seller, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate number of Common Shares held, directly or indirectly, by such Seller immediately prior to Closing and (b) the total number of Common Shares issued and outstanding immediately prior to Closing, as more particularly set out across from such Seller’s name on Annex A of this Agreement under the heading “Pro Rata Percentage”.

“Publicly Available Information” means, in addition to any information within the definition provided for such (or similar) term under applicable Privacy Laws, information that: (a) originates from publicly accessible sources, access to which has not been limited, restricted or prohibited in any way (including, without limitation, by restriction to a specific audience), and (b) the Group Companies have a reasonable basis to believe has been lawfully made available to the general public via such sources.

“Purchase Price” has the meaning given in Section 2.02.

“Purchased Company Common Share Value” means the U.S. dollar amount equal to (i) the Closing Payment Amount or the Purchase Price, as applicable, minus (ii) the Class B Preferred Share Value, as more particularly set out in Annex A.

“Purchased Company Common Shares” has the meaning given in the Recitals.

“Purchased RS Shares” has the meaning given in the Recitals.

“Purchased Shares” has the meaning given in the Recitals.

“Purchased TC Shares” has the meaning given in the Recitals.

“R&W Insurance Policy” has the meaning given in the Recitals.

“Reference Time” means immediately prior to the Closing Time.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Released Claims” has the meaning given in Section 12.06.

“Releasors” has the meaning given in Section 12.06.

“Remaining Holdback Amount” has the meaning given in Section 2.06(c).

“Representatives” has the meaning given in the Preamble.

“Representative Losses” has the meaning given in Section 12.01(d).

“Restricted Cash” means any cash or cash equivalents which are not freely usable by the Parent because they are subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction.

“Restricted Party” means persons or entities identified or designated on restricted party lists maintained by the U.S. government, including but not limited to the (i) U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List and the U.S. Department of Commerce Bureau of Industry and Security’s Entity List, Unverified List and Denied Persons List, (ii) Government of Canada, including but not limited to individuals and entities listed under the United Nations Act, Special Economic Measures Act, Freezing Assets of Corrupt Foreign Officials Act, Justice for Victims of Corrupt Foreign Officials Act, and the Criminal Code, as well as (iii) any comparable restricted parties lists maintained by the European Union or any other applicable jurisdiction.

“Restrictive Covenant Agreement” means a restrictive covenant agreement substantially in the form attached as Annex E.

“RS HoldCo” has the meaning given in the Preamble.

“RS Seller” means the Sholanki (2018) Family Trust.

“Schedule” has the meaning given in Section 12.03.

“Sellers” has the meaning given in the Preamble.

“Sellers Transaction Expenses” means those Transaction Expenses described in (a) clause (i) of the definition thereof incurred by the Group Companies on behalf of the Sellers, including fees payable to investment bankers, attorneys, accountants and other consultants and advisors in connection with the Transactions, or (b) clause (ii) of the definition thereof; provided, however, that Seller Transaction Expenses shall not include any liability otherwise reflected in Net Working Capital, Indebtedness, or for greater certainty, Company Transaction Expenses.

“Separation Package” means, in respect of each Terminated Employee, a separation package, including a full and full and final release, on terms that comply with all applicable Laws in a form satisfactory to the Buyer.

“Serent” has the meaning given in the Preamble.

“Shareholders’ Agreement” means the shareholder agreement among the Company and its shareholders and principals named therein dated as of December 22, 2020, as may be amended or restated from time to time.

“Sholanki” has the meaning given in the Preamble.

“Sholanki Guaranteed Obligations” has the meaning given in Section 12.09.

“Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all databases necessary or appropriate to operate or in the use of any such computer program, operating system, application, system, firmware or software.

“Specified Customers” has the meaning given in Section 4.22.

“Specified Resellers” has the meaning given in Section 4.22.

“Specified Vendors” has the meaning given in Section 4.22.

“Spot Rate” means, with respect to the conversion of one currency into another currency, the average of the closing spot rate of exchange for such conversion as quoted by the Wall Street Journal as of 11:59 p.m. Toronto time for the five (5) Business Day period ending on the Business Day immediately preceding the delivery date of the Estimated Closing Statement.

“SR&ED Tax Credits” means the investment tax credits (as defined in the ITA) that the Group Companies may benefit from for “scientific research and experimental development” (within the meaning of such term in the ITA).

“Stock Option Plan” means the 2021 amended and restated stock option plan of the Company, as may be further amended or restated from time to time.

“Straddle Period” means a taxation year or fiscal period that includes but does not begin or end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital Amount” means negative C$10,247,728.

“Tax” or “Taxes” means (i) any federal, provincial, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital shares, social security, unemployment, payroll, license, employee or other withholding, or other tax, levy, fee, impost, duty or assessment of any kind whatsoever, (ii) any liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included or being required to be included in any Tax Return relating to such group), including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and in each case, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (whether intangible, electronic or other form, including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“TC HoldCo” has the meaning given in the Preamble.

“TC Seller” means the Chen (2018) Family Trust.

“Terminated Employees” means those Company Associates set out in Schedule 9.04.

“Terminated Employee Costs” means, without duplication, in respect of, resulting from or arising from the termination of employment of the Terminated Employees before, on, or after Closing, whether arising from or becoming due under contract, statute, common law, or otherwise, any and all losses, liabilities, damages, claims, fees, Taxes, interest, fines, penalties, deficiencies, settlements, judgments, including in respect of termination pay, severance pay and/or other costs, liabilities and obligations, including entitlement to benefit coverage, stock options or incentive compensation, and reasonable costs and expenses, including reasonable costs of negotiation, investigation, defense, settlement or satisfaction of any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor, including reasonable fees and expenses of counsel, accountants, experts and other professionals, suffered or incurred by any Indemnified Parties in respect of any of the foregoing.

“Territory” means North America.

“Third-Party Datasets” has the meaning given in Section 4.11(n).

“Third-Party Interests” has the meaning given in Section 4.04(e).

“Trade Control Laws” means the economic sanctions and export controls laws of all applicable jurisdictions, including but not limited to the economic sanctions programs administered by the U.S. Department of Treasury Office of Foreign Assets Control; the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security; the sanctions and trade control laws of Canada, including but not limited to the United Nations Act, Special Economic Measures Act, Freezing Assets of Corrupt Foreign Officials Act, Justice for Victims of Corrupt Foreign Officials Act, the Criminal Code and the Export and Import Permits Act; the restrictive measures implemented by the European Union and its member states; and the European Union dual use export controls implemented under Regulation (EC) No. 428/2009.

“Training Data” means any data used by a Group Company to train, validate, test or otherwise improve an algorithm or model used in an AI Technology.

“Transaction Documents” means this Agreement and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the Transactions, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means, without duplication, (i) all fees and expenses incurred or payable, but not paid, by the Group Companies or the Founder HoldCos, prior to the Closing in connection with or arising out of the negotiation, execution and delivery of this Agreement or any other Contracts relating hereto, or relating to or triggered by the planning, structuring, negotiation or consummation of the Transactions, including those of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) that performed services in connection with the Transactions including, for greater certainty, any costs associated with or payments made in connection with any consents sought from third parties in respect of the Transactions, (ii) all fees, costs and expenses of the Representatives, if any, accrued, payable but not paid by the Group Companies or the Founder HoldCos prior to the Closing, (iii) any change in control bonus or transaction bonus to be paid to any current or former employee, consultant, director or officer of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Closing that becomes payable as a result of the execution of this Agreement or the consummation of the Transactions (“Sale Bonuses”), (iv) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection with any payments made to any holder of In-the-Money Options at the Closing or Sale Bonuses, (v) the D&O Tail and (vi) any Terminated Employee Costs, whether or not such Terminated Employee has returned their Separation Package as of Closing.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer” means selling, transferring, assigning, conveying, exchanging, gifting, bequeathing, mortgaging, charging, pledging or otherwise encumbering or disposing of any economic, voting or other rights in or granting any security interest in, making any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, or entering into any agreement to effect any of the foregoing.

“VAT Remediation Expense” means [***].

“WARN” has the meaning given in Section 4.19(e).

Article II
PURCHASE AND SALE

2.01 Purchase and Sale of Purchased Shares. On the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall, as applicable, each sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Sellers, all outstanding Purchased Shares, free and clear of any Liens.

2.02 Consideration.

(a) The aggregate consideration payable by Buyer to the Sellers for the Purchased Shares to be acquired in the Acquisition (the “Purchase Price”) shall be an amount in cash in U.S. dollars equal to the Final Consideration less the aggregate amount of the Option Consideration.

(b) The Closing Payment Amount and the Purchase Price, respectively, shall be allocated among the Purchased Shares and, accordingly, among the Sellers, in accordance with the following, as more particularly set out in Annex A:

(i) the amount allocated to the Class A Common Shares shall be a U.S. dollar amount equal to the product obtained by multiplying (A) the Purchased Company Common Share Value by (B) the quotient obtained by dividing (i) the total number of Class A Common Shares issued and outstanding immediately prior to the Closing by (ii) the Outstanding Common Shares;

(ii) the amount allocated to the Purchased RS Shares shall be a U.S. dollar amount equal to:

(a) the product obtained by multiplying (i) the Purchased Company Common Share Value by (ii) the quotient obtained by dividing (A) the total number of Class B Common Shares held by RS HoldCo immediately prior to the Closing by (B) the Outstanding Common Shares; plus

(b) the product obtained by multiplying (i) the Class B Preferred Share Value by (ii) the quotient obtained by dividing (A) the total number of Class B Preferred Shares held by RS HoldCo immediately prior to the Closing by (B) the total number of Class B Preferred Shares issued and outstanding immediately prior to the Closing; and

(iii) the amount allocated to the Purchased TC Shares shall be a U.S. dollar amount equal to:

(a) the product obtained by multiplying (i) the Purchased Company Common Share Value by (ii) the quotient obtained by dividing (A) the total number of Class B Common Shares held by TC HoldCo immediately prior to the Closing by (B) the Outstanding Common Shares; plus

(b) the product obtained by multiplying (i) the Class B Preferred Share Value by (ii) the quotient obtained by dividing (A) the total number of Class B Preferred Shares held by TC HoldCo immediately prior to the Closing by (B) the total number of Class B Preferred Shares issued and outstanding immediately prior to the Closing;

all subject to adjustment in accordance with Section 2.06. The Sellers and Buyer shall report the purchase and sale of the Purchased Shares in any Tax Returns on the basis of this allocation.

2.03 Options.

(a) Upon the terms and subject to the conditions of this Agreement, the Company shall (i) have, immediately prior to the Closing, to the extent that outstanding unvested Options are subject to performance-vesting conditions, accelerated the vesting of such Options in full, or if outstanding unvested Options are subject to change of control-vesting conditions, accelerated the vesting of such Options in accordance with their terms, as more particularly set out in Annex B, (ii) pursuant to Section 3.02(b), pay to each holder of In-the-Money Options that has elected to surrender his or her vested Options to the Company in accordance with Section 2.03(c) a cash payment in exchange therefor equal to the Option Consideration less any applicable payroll withholding Taxes, immediately following which such surrendered Options will be cancelled and extinguished, and (iii) cancelled and extinguished each other Option that is outstanding immediately prior to Closing (including any (A) Option that is unvested and/or is otherwise not an In-the-Money Option, or (B) vested and In-the-Money Options that are not surrendered), without any payment of any consideration therefor. The Company shall have, prior to the Closing, taken all actions necessary in order to effectuate the actions contemplated by this Section 2.03 and to ensure that no holder of Options shall have any rights on or after the Closing with respect to any Options, except as expressly provided in this Section 2.03; provided that such actions shall expressly be conditioned upon the consummation of the Acquisition and each of the other Transactions and shall be of no force or effect if this Agreement is terminated. The Company shall be entitled to deduct and withhold from any amounts otherwise payable to the holders of In-the-Money Options pursuant to this Section 2.03 such amounts as are required to be deducted or withheld with respect to the making of such payment under the ITA, the Code or any other applicable Tax Law.

(b) The Option Consideration (less any applicable payroll withholding Taxes) payable by the Company to the holders of In-the-Money Options pursuant to Section 2.03(a) above shall be paid to Canadian resident and U.S. resident Group Company employee holders of In-the-Money Options through the Company’s payroll system, or otherwise paid through direct wire transfer to other holders of In-the-Money Options, each as more particularly set out in Annex B, within ten (10) Business Days following the Closing.

(c) Not less than ten (10) days prior to the Closing Date, the Company shall have (i) notified all holders of outstanding Options that such Options will terminate on the Closing without any payment of any consideration therefor other than any payment due in respect of In-the-Money Options in accordance with Section 2.03(a) and (ii) provide each holder of In-the-Money Options with the right to surrender his or her options to the Company in exchange for a cash payment pursuant to this Section 2.03 by executing and delivering to the Company notices of surrender (substantially in the form mutually satisfactory to Parent and the Company, acting reasonably, and attached hereto as Annex C) of their In-the-Money Options prior to the Closing Date (the “Option Surrender Notices”). The Company shall have promptly delivered to Buyer, and in any case not less than two (2) days prior to the Closing Date, copies of all executed Option Surrender Notices.

(d) The Company shall, and Buyer shall cause the Company to, make an election under subsection 110(1.1) of the ITA in respect of any payment made to a holder of In-the-Money Options in exchange for the surrender of such Options pursuant to this Agreement who (i) is a resident of Canada or who is (or following the grant of such Option was) employed in Canada and (ii) would if the election and other actions contemplated by this Section 2.03 were made or taken, be entitled to a deduction pursuant to paragraph 110(1)(d) of the ITA in respect of such payment and the Buyer shall cause the Company to provide evidence in writing of such election in accordance with the prescribed requirements of the ITA.

2.04 Closing Calculations. Not less than three (3) Business Days prior to the Closing Date, the Company shall have delivered to the Parent a statement setting forth (a) an estimated unaudited consolidated balance sheet of the Group Companies as of the Reference Time, (b) a good-faith calculation of the Company’s estimate of Cash (the “Estimated Cash”), Closing Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”), Company Transaction Expenses (the “Estimated Company Transaction Expenses”), Sellers Transaction Expenses (the “Estimated Sellers Transaction Expenses”) and (c) the Closing Consideration, the Closing Payment Amount and the aggregate Option Consideration (the “Estimated Closing Statement”), in each case with any amounts in Canadian dollars converted to U.S. dollars at the Spot Rate. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement and the Accounting Principles.

2.05 Final Closing Calculation. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Parent shall deliver to the Representatives a statement showing a reasonably detailed calculation (together with reasonable supporting documentation) of the Cash, Closing Indebtedness, Net Working Capital, Company Transaction Expenses and Sellers Transaction Expenses (the “Closing Statement”), in each case with any amounts in Canadian dollars converted to U.S. dollars at the Spot Rate. Cash, Closing Indebtedness, Net Working Capital, Company Transaction Expenses and Sellers Transaction Expenses shall be determined in accordance with this Agreement and the Accounting Principles. The calculations of Cash, Closing Indebtedness and Net Working Capital in the Closing Statement will disregard any effects on the Group Companies (including the assets and liabilities of the Group Companies) as a result of any financing or refinancing arrangements entered into by the Parent or its Affiliates or any other transactions entered into by the Parent or its Affiliates in connection with the consummation of the Transaction. After delivery of the Closing Statement, the Representatives and their accountants and other representatives shall be permitted full access at reasonable times to review the Company’s and its Subsidiaries’ books and records and any work papers (subject to the Representatives and their representatives entering into any undertakings required by Parent’s accountants in connection therewith) related to the preparation of the Closing Statement. The Representatives and their accountants and other representatives may make reasonable inquiries of the Parent, the Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Representatives have any objections to the Closing Statement, the Representatives shall deliver to the Parent a written statement (an “Objections Statement”) stating the objections and each amount in dispute (each, a “Disputed Item”) and the reasons supporting the Representatives’ positions. The Representatives shall not challenge the Closing Statement on any other basis, and the Representatives shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to the preceding sentence. If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. The Representatives and the Parent shall negotiate in good faith to resolve any Disputed Items, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Representatives and the Parent will be entitled to submit such dispute to a nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representatives (the “Dispute Resolution Firm”). Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts that are identified in the Objections Statement as being Disputed Items and that the Representatives and the Parent were unable to resolve. The Dispute Resolution Firm’s determination shall be based solely on the definitions of Cash, Closing Indebtedness, Net Working Capital, Company Transaction Expenses and Sellers Transaction Expenses contained herein and the provisions of this Agreement, including this Section 2.05 and the Accounting Principles. The Representatives and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable. With respect to each Disputed Item, such determination, if not in accordance with the position of either the Parent or the Representatives, shall not be in excess of the higher, nor less than the lower, of the disputed amounts initially set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by the Parent and the Representatives that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be final and binding on and non‑appealable by the Parties hereto, absent manifest error. Such Dispute Resolution Firm is deemed to be acting as expert and not as arbitrator. The costs and expenses of the Dispute Resolution Firm shall be allocated by the Dispute Resolution Firm between the Parent, on the one hand, and the Representatives (on behalf of the Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Representatives claim Closing Consideration is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representatives, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Representatives (for the benefit of the Sellers) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representatives (for the benefit of the Sellers). The date on which the Representatives are deemed to have agreed to, the Representatives and Parent agree to, or the Dispute Resolution Firm determines, the Final Consideration, shall be the “Determination Date”.

2.06 Holdback; Post-Closing Adjustment Payment.

(a) The Holdback Amount shall be held in trust by Parent or Buyer, and shall constitute partial security for the benefit of the Seller and the Buyer (on behalf of itself and the Parent) with respect to any right to receive payment of the Post-Closing Adjustment Amount pursuant to this Section 2.06. The Sellers will not receive interest or any other earnings on the Holdback Amount. Neither the Holdback Amount, nor any beneficial interest therein, may be pledged, subjected to any encumbrance, sold, assigned or transferred by any Seller, Buyer or Parent or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Person in each case prior to the distribution of the Holdback Amount pursuant to this Section 2.06.

(b) If the Post-Closing Adjustment Amount is zero or positive, the Parent shall, on behalf of the Buyer, promptly (but in any event within two (2) Business Days) following the Determination Date deliver to the Sellers in accordance with the Sellers’ Pro Rata Percentage, an amount equal to (i) the absolute value of the Post-Closing Adjustment Amount by wire transfer of immediately available funds to accounts designated in writing by the Representatives to the Parent and the Buyer, plus (ii) the Holdback Amount.

(c) If the Post-Closing Adjustment Amount is negative, the Buyer shall retain such portion of the Holdback Amount equal to the lesser of: (i) the absolute value of the Post-Closing Adjustment Amount; and (ii) the Holdback Amount. If, following the foregoing, any balance of the Holdback Amount is not retained by the Buyer (the “Remaining Holdback Amount”), then the Buyer shall promptly (but in any event within two (2) Business Days) following the Determination Date deliver to the Sellers in accordance with the Sellers’ Pro Rata Percentage, the Remaining Holdback Amount by wire transfer of immediately available funds to accounts designated in writing by the Representatives. If the absolute value of the Post-Closing Adjustment Amount exceeds the Holdback Amount, each Seller will pay to the Parent an amount equal to their respective Pro Rata Percentage of such excess amount by wire transfer in same day funds within three Business Days of such determination.

2.07 Withholding. The Parties agree and acknowledge that the Parent, the Buyer, the Company shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the ITA, the Code or any other applicable Tax Law. Except with respect to the Option Consideration, to the extent that a Party becomes aware that any consideration payable under this Agreement may be subject to withholding Taxes, it shall promptly notify the other Party and the Parties shall cooperate in good faith to minimize or eliminate the amount of such withholding Taxes. To the extent that any amounts are so deducted or withheld and timely paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parent, the Buyer, the

Company shall remit or cause to be remitted, such withheld amounts to the appropriate Governmental Entity.

Article III

THE CLOSING

3.01 The Closing. The closing of the Transactions (the “Closing”) shall take place by electronic delivery or release of documents, at 9:00 a.m. Toronto time on the date hereof following satisfaction or due waiver of all of the closing conditions set forth in Article X hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed in writing by the Parent and the Company. The date and time of the Closing are referred to herein as the “Closing Date” and the “Closing Time”, respectively.

3.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at or prior to the Closing:

(a) the Parent shall cause Buyer to deliver to the Sellers a cash amount by wire transfer of immediately available funds into an account for each Seller designated by the Representatives equal to the Closing Payment Amount payable to each of the Sellers at the Closing for distribution to such Sellers in accordance with Section 2.02;

(b) in accordance with Section 2.03, the Parent shall advance, or cause Buyer to advance, the Option Consideration set forth in the Estimated Closing Statement to the Company, for the benefit of the holders of In-the-Money Options, by wire transfer of immediately available funds to the account designated in writing by the Company, and the Company shall use such funds to pay the Option Consideration in accordance with Section 2.03(a);

(c) the Parent shall retain (on behalf of the Buyer), the Holdback Amount in trust in accordance with Section 2.06(a);

(d) the Parent shall deposit with the Escrow Agent (on behalf of the Buyer), the Escrow Amount, by wire transfer of immediately available funds to the Escrow Account, in accordance with the Escrow Agreement;

(e) the Parent shall advance, or cause Buyer to advance, amounts as one or more loans to the applicable Group Company and, at their direction and on their behalf, use such funds to repay, or cause to be repaid, on behalf of the Group Companies, the Payoff Amount to the applicable holders of such Indebtedness by wire transfer of immediately available funds to the account(s) designated or as otherwise directed by the Representatives and, in connection therewith, prior to the Closing Date, the Representatives will provide, or cause to be provided, to Buyer customary payoff letters from all holders of such Indebtedness (the “Payoff Letters”);

(f) the Parent and the Company shall make such other deliveries as are required by Article X hereof;

(g) the Parent shall advance, or cause Buyer to advance, amounts as one or more loans to the applicable Group Company and, at their direction and on their behalf, use such funds to pay, or cause to be paid, on behalf of the Company, the Company Transaction Expenses by wire transfer of immediately available funds as directed by the Company, as such amounts are set forth in the invoice, pay-off, termination and/or discharge letters delivered to the Parent by the Company setting forth the Company

Transaction Expenses, which letters shall be in form and substance reasonably satisfactory to the Parent; and

(h) the Parent shall advance, or cause Buyer to pay, or cause to be paid, on behalf of the Sellers, the Sellers Transaction Expenses by wire transfer of immediately available funds as directed by the Representatives (on behalf of the Sellers), as such amounts are set forth in the invoice, pay-off, termination and/or discharge letters delivered to the Parent by the Representatives setting forth the Sellers Transaction Expenses, which letters shall be in form and substance reasonably satisfactory to the Parent.

(i) the Parent shall advance, or cause Buyer to advance to Representatives, on behalf of all Sellers, an amount equal to $50,000 (the “Expense Account Deposit”).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in writing in the corresponding section of Article IV of the Disclosure Schedules, or in another section of Article IV of the Disclosure Schedules to the extent that the relevance thereof would be reasonably apparent on its face that such disclosure is applicable to such section of Article IV of the Disclosure Schedules (notwithstanding the omission of an appropriate cross-reference), the Company represents and warrants to the Parent and Buyer, as of the date hereof and as of the Closing, as follows:

4.01 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing (where such concept is recognized) in every jurisdiction where it is required to qualify, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the Organizational Documents, and the Company is not in violation of any provision of such Organizational Documents.

4.02 Subsidiaries. Schedule 4.02 accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all of the shares in the capital of each such Subsidiary or other equity interests issued thereby. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted. Each Subsidiary is qualified to do business and is in good standing (where such concept is recognized) in every jurisdiction in which it is required to qualify, except in each such case where the failure to hold such power and authority, authorizations, licenses and permits or to be so qualified and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the organizational documents of each of the Company’s Subsidiaries as currently in effect, and none of such Subsidiaries is in violation of any provision of such organizational documents. Neither the Company nor any of its Subsidiaries owns or holds the right (or is, or may under any existing Contract become, subject to any obligation) to acquire any shares, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or entity that is not a Group Company.

4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Acquisition, have been duly and validly authorized by all requisite corporate action of the Company and action by the holders of Company Shares, Options or any other interests in the Company, and no other corporate proceedings on its part or on the part of the Company or any such holder, whether under the Organizational Documents, the Shareholders’ Agreement or otherwise, are necessary to authorize the execution, delivery or performance of this Agreement by the Company and the Sellers. Upon consummation of the Acquisition, Buyer will own, directly or indirectly, 100% of the equity of the Company on a fully diluted basis free and clear of any Liens and no other Person will directly or indirectly own any equity interests in the Company, or any options or other rights in respect thereof.

(b) Except as disclosed in Schedule 4.03(b), the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the Transactions do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company, (ii) require any consent of or other action by any Person or the Company or any of its Subsidiaries under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract, (iii) violate any Law or Order to which any of the Group Companies is subject or by which any of their respective properties or assets are bound or affected, (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Group Companies, except where the failure of any of the representations and warranties contained in clause (ii) or (iv) above to be true would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Assuming that this Agreement is a valid and binding obligation of the Parent and Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 Capitalization.

(a) The authorized capital of the Company consists of an unlimited number of Class A Preferred Shares, an unlimited number of Class A Common Shares, an unlimited number of Class B Preferred Shares, an unlimited number of Class B Common Shares and an unlimited number of Class C Common Shares. Of the authorized capital of the Company, as of the date hereof, (i) 23,458,403 Class A Common Shares, (ii) nil Class A Preferred Shares, (iii) 12,514,459 Class B Common Shares, (iv) 4,000,000 Class B Preferred Shares, and (v) nil Class C Common Shares, are issued and outstanding. All the issued and outstanding Company Shares have been and are duly authorized and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of applicable securities laws or pursuant to valid exemptions therefrom. Except for the exercise or conversion rights that attach to the Options that are listed on Schedule 4.04(b), on the date hereof there are no Class C Common Shares or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire Class C Common Shares or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares or securities. No Seller is entitled to, nor were any securities issued in violation of, any preemptive rights, purchase option, call option, right of first refusal or similar rights to subscribe for Company Shares under any provision of the BCBCA, the Organizational Documents or any agreement to which any Group Company is party or otherwise bound. No Subsidiary owns any Company Shares or any other equity security of the Company.

(b) Schedule 4.04(b) sets forth, as of the date hereof, a true and complete list of (1) each holder of Company Shares, including the address of and the number of Company Shares held by such holder, (2) each holder of Options outstanding as of the date hereof, specifying, on a holder-by-holder basis (i) the name of each holder, (ii) the number of shares subject to the Options held by such holder, (iii) the grant date of such Options, (iv) the vesting schedule of such Options, including any acceleration provisions (whether specified in an option agreement or employment or other service agreement), (v) the exercise price for such Options, (vi) the expiration date of such Options, (vii) whether any Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and (viii) the plan under which such Option was granted. Schedule 4.04(b) contains a true and complete copy, as of the date hereof, of the historical ledger of Options, including the names of the grantees, the date of grant, the number of Class C Common Shares that were subject to the grant of such Options, vesting schedule, exercise price, and the number of shares, exercise date and exercise price, as applicable, of Class C Common Shares exercised or forfeited upon expiration, termination or exercise of such Options. The exercise price of each Option equals or exceeds the fair market value as of the applicable grant date of a Class C Common Share underlying such Option. All Options (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Company’s board of directors or an appropriate committee thereof as of the applicable date of grant. No Options have been retroactively granted, or the exercise price of any such Option determined retroactively, in any case, in contravention of any applicable Laws.

(c) There are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares in the capital of the Company or any of its Subsidiaries or other voting or equity interests in the Company or any of its Subsidiaries, (ii) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares in the capital of the Company or any of its Subsidiaries or other voting or equity interests in the Company or any of its Subsidiaries, (iii) (x) outstanding or authorized appreciation rights, rights of first offer, performance shares or “phantom” share rights or (y) other agreements or obligations of any character (contingent or otherwise), in each case, pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or share price performance or other attribute of the Company or any of its Subsidiaries or any of their businesses or assets or calculated in accordance therewith or (iv) outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares.

(d) Schedule 4.04(d) sets forth the outstanding Indebtedness of the Company and its Subsidiaries, and there are no outstanding guarantees by the Company or any of its Subsidiaries of Indebtedness of any other Person.

(e) Neither the Company nor any of its Subsidiaries owns any shares in the capital of, or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares in the capital of, or other voting or equity interests in), any Person other than Book4Time Inc., or Book4Time Asia Ltd. Corp. (collectively, “Third-Party Interests”). Neither the Company nor any of its Subsidiaries has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in, or equity contribution or similar advance to, any Person.

4.05 Financial Statements.

(a) Except as disclosed in Schedule 4.05(a), the Company’s audited consolidated financial statements for each of the three (3) prior fiscal years through to December 31, 2023, and its unaudited interim financial statements for the six-month period ended on June 30, 2024 (in each case, balance sheets, statements of operations, statements shareholders’ equity and cash flows, collectively, the “Financial Statements”) (i) have been prepared in accordance with ASPE, consistently applied, (ii) have been prepared from and are in accordance with the books and records of the Company and its Subsidiaries and (iii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items (neither of which, if presented, would differ materially from those presented in the audited Financial Statements) and (ii) changes resulting from normal year-end adjustments (none of which would be material individually or in the aggregate). The Company has provided the Parent with true and complete copies of the Financial Statements in Schedule 4.05(a).

(b) The Company and its Subsidiaries have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with the general and specific authorization of the management of the Company and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with ASPE and to maintain proper accountability for items. There is not, and there has not been, any fraud, whether or not material, that involves or involved any current or former director, member of management, consultant or any other employee, including those who have or have had a significant role in any Group Company’s internal controls. Neither the Group Companies nor, to the knowledge of the Company, any representative of the Group Companies has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Group Companies or their internal accounting controls or any material inaccuracy in the Group Companies’ financial statements. No attorney representing any Group Company has reported to the board of directors of the Company or any committee thereof or to any director or officer of any Group Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by such Group Company or its representatives. Each Group Company’s internal controls over financial reporting have been, and are effective, with regular and periodic testing. Schedule 4.05(b) sets forth a true, correct and complete list, as of the date of this Agreement, of all written descriptions of, and all policies, manuals and other documents promulgating, such internal controls. There has been no material change in the accounting policies of the Group Companies in the past three (3) years, except as may be described in the Financial Statements.

(c) The Company and its Subsidiaries have maintained all deposits and balances as required by the terms and conditions of all applicable Contracts.

4.06 Absence of Certain Developments; Undisclosed Liabilities.

(a) During the period from the date of the Latest Balance Sheet to the date of this Agreement, except as disclosed in Schedule 4.06, other than in connection with the Pre-Closing Reorganization, (i) the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business, (ii) there has not been any change, effect, event, circumstance, condition, occurrence, state of facts or development that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (iii) none of the Group Companies has:

(i) effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(ii) subjected any material portion of its properties or assets to any Lien, except for Permitted Liens;

(iii) sold, assigned or transferred any material portion of its assets, except for sales of obsolete assets or assets with de minimis or no book value;

(iv) sold, assigned or transferred any material Intellectual Property Rights;

(v) made any material capital investment in, or any material loan to, any other Person, except in the Ordinary Course of Business;

(vi) amended or authorized the amendment of its organizational documents; or

(vii) suffered any material damage, destruction or other casualty loss with respect to material property owned by any Group Company that is not covered by insurance.

(b) No Group Company has any Liability except for Liabilities (i) accrued or reserved against in the Latest Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet consistent with the type reflected or reserved for in the Financial Statements (and none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (iii) incurred in connection with this Agreement or the Transactions, or (v) that have arisen from any matters described in Schedule 4.06.

(c) To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that would reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any expense by any Group Company to any officer, director, employee or other representative of the Group Companies (other than a claim for reimbursement from the Company of immaterial travel expenses in the Ordinary Course of Business or other immaterial out-of-pocket expenses of a routine nature incurred by such individual in the course of performing such individual’s duties for the Company) or any current or former agent of any Group Company pursuant to: (i) any term of any of the Organizational Documents of any Group Company; or (ii) any indemnification agreement or other Contract between any Group Company and such individual; or (iii), any requirement as a result of applicable Laws.

(d) Claims by Securityholders. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that would reasonably be expected to result in, any Group Company incurring any material Liability to, or any basis for any claim against any Group Company by, any current, former or alleged holder of Company Shares or other securities of any Group Company.

4.07 Title to Assets; Sufficiency.

(a) Each of the Group Companies has good, valid and marketable title to, or a valid leasehold interest in or valid license to, each of its assets and properties reflected in the Financial Statements or that are used or held for use in connection with, necessary for the conduct of, or otherwise material to its business (the “Assets”), in each case, free and clear of any Lien, except for Permitted Liens and Liens disclosed in Schedule 4.07(a). Any Permitted Liens and Liens as disclosed in Schedule 4.07(a), in each case, on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by any of the Group Companies or materially detract from the value of any such Asset.

(b) The Assets constitute all of the material properties and assets used or held for use for the conduct of the business of the Company and its Subsidiaries and as of the Closing the Assets will constitute all of the material assets necessary and sufficient to conduct the business, activities and operations of the Company and its Subsidiaries in all material respects as currently conducted and as conducted during the past six months by the Company. To the knowledge of the Company, there are no facts or conditions affecting any Assets that, with or without notice or the lapse of time, or both, would reasonably be expected, individually or in the aggregate, to interfere in any material respect with the use, occupancy or operation of such Assets.

4.08 Real Property.

(a) Schedule 4.08(a) sets forth a list of all real property to which any Group Company has a leasehold interest (collectively, the “Leased Realty”). The Company has provided the Parent with true and complete copies of all Leases of which the Company has actual knowledge, that are currently in effect and that are within the Company's possession and control.

(b) The Company or one of its Subsidiaries possesses leasehold interests in the Leased Realty pursuant to the leases set forth on Schedule 4.08(a) (the “Leases”), free and clear of any Liens except Permitted Liens.

(c) To the Company’s knowledge, there is no event of breach of or default under, or any event which, with the giving of notice, the lapse of time or both, would become an event of default, by the Company under any Leases, and neither the Company nor any of its Subsidiaries has received or delivered any notice of any material breach of, or default under, any such Leases which is outstanding. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s knowledge, there is no material breach of, or default under, any Leases by any other party thereto.

(d) The Leased Realty currently occupied by the Company or its Subsidiaries constitute all of the real property necessary to operate the business of the Company and its Subsidiaries in the manner presently operated

(e) There is no, and has never been, any Owned Real Property.

4.09 Tax Matters.

(a) Except as disclosed in Schedule 4.09(a) of the Group Companies has filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file validly obtained), and each Group Company has duly, correctly and completely reported all income and other amounts and information required to be reported thereon. All Taxes shown as owing by the Group Companies on all such Tax Returns have been fully paid and all other Taxes otherwise due from a Group Company have been paid.

(b) Except as disclosed in Schedule 4.09(b), the Latest Balance Sheet reflects adequate accruals and reserves for all Taxes payable by the Group Companies for all taxable periods (and portions thereof) through the date of the Latest Balance Sheet, and the unpaid Taxes of the Group Companies do not exceed those accruals or reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns. Since the date of the Latest Balance Sheet, none of the Group Companies has incurred any liability for Taxes outside of the Ordinary Course of Business.

(c) All deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely paid, settled or properly accrued in accordance with ASPE in the Latest Balance Sheet.

(d) Except as disclosed in Schedule 4.09(d), no Group Company is the subject of a Tax audit, examination or other proceeding with respect to any Taxes of any such Group Company and no such audit, examination or other proceeding has been threatened in writing.

(e) Except for requests providing for an extension of time with respect to filing U.S. Tax Returns in the Ordinary Course of Business, no Group Company has requested, offered to enter into or entered into any agreement or other arrangement, or executed any consent or waiver, nor is any request for any such extension or waiver currently pending, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which a Group Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which a Group Company may be liable; (iii) a Group Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess, reassess or collect Taxes for which a Group Company may be liable or otherwise waiving or extending the statutory period of limitations applicable to any claim for Taxes of a Group Company.

(f) No Group Company (i) is a party to, bound by, or obligated under any Tax sharing, allocation or similar agreement, (ii) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is a Group Company), (iii) has any material liability for Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, or (iv) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), private letter ruling, or other written agreement with a Governmental Entity regarding Taxes or Tax matters.

(g) Except in connection with the 2020 Reorganization and the Pre-Closing Reorganization, no Group Company has made, prepared and/or filed any elections, deferrals, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date or in respect of which Taxes will become payable as a result of the completion of the Transaction but for greater certainty, neither the 2020 Reorganization nor the Pre-Closing Reorganization will result in Taxes becoming payable as a result of the completion of the Transaction.

(h) No claim that remains pending has been made by any Governmental Entity in writing, in a jurisdiction where any Group Company has not filed a Tax Return, that it is or may be subject to Tax by, or required to file a Tax Return in, such jurisdiction.

(i) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the

Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) reserve or credit claimed in respect of any taxable period ending on or before the Closing, or (v) any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date, other than, in the case of (iii) and (iv), in the Ordinary Course of Business and consistent with the past practices of the Group Companies.

(k) Each of the Group Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, creditor, shareholder, non-resident or other third party.

(l) There are no Liens for material Taxes upon the assets or properties of any Group Company, other than Permitted Liens.

(m) Except as set forth in Schedule 4.09(m), each of the Group Companies is in material compliance with all applicable Tax Laws relating to transfer pricing, including the contemporaneous documents and disclosure requirements thereunder.

(n) There are no transactions or events that have resulted in, and no circumstances existing, which could result in the application to any Group Company of sections 78, 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Tax Law.

(o) No Group Company has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in the Group Company becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(p) Except as disclosed in Schedule 4.09(p), each Group Company has charged, collected, withheld, deducted and remitted on a timely basis all Taxes as required under any applicable Law on any sale, supply or delivery whatsoever, made by it, and each such corporation is validly registered as a vendor with the relevant Governmental Entities for the collection of such Taxes. All input tax credits, refunds, rebates and similar adjustments of Taxes claimed by each Group Company have been validly claimed and correctly calculated as required by Law, and each such corporation has retained all documentation prescribed by applicable Law to support such claims.

(q) Except pursuant to this Agreement and as set forth in Schedule 4.09(q), for purposes of the ITA or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of a Group Company.

(r) Except as disclosed in Schedule 4.09(r), each Group Company has not had a permanent establishment in any country other than the country under the Laws of which it is organized.

(s) No Group Company has participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the ITA, or the notification requirements under section 237.4 of the ITA. No Group Company has an obligation to file an information return pursuant to (i) any of the sections specified above in the ITA or (ii) sections 1079.8.5 or 1079.8.6 of the Quebec Taxation Act.

(t) No Group Company has received any refund or credit for any Tax, nor received any governmental grant, subsidy or similar amount, in each case to which it is not fully entitled.

(u) The Company has not made an “excessive eligible dividend designation” as defined in subsection 89(1) the ITA in respect of any dividend paid, or deemed by any provision of the ITA to have been paid, on any class of shares of its capital stock.

(v) The Company has not made a capital dividend election under subsection 83(2) of the ITA in an amount which exceeds the amount in its capital dividend account at the time of such election.

(w) The Company is not a non-resident of Canada for the purposes of the ITA.

(x) The total fair market value of the shares of the corporations that are “foreign affiliates” (for purposes of the ITA) of the Company that are held directly or indirectly by the Company does not exceed 75% of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which the Company has a direct or indirect interest ) of all of the properties owned by the Company.

(y) Notwithstanding anything to the contrary, no representation or warranty is made herein with respect to the amount or availability in any Tax period (or portion thereof) beginning after the Closing Date of any Tax attribute of any Group Company (including net operating losses, capital losses, deductions, Tax credits and other similar items) arising in a Pre-Closing Tax Period.

(z) The Purchased Company Common Shares are not “taxable Canadian property” for purposes of the ITA.

(aa) None of the Group Companies has claimed or received any refund of Taxes, Tax credit, deduction or subsidy under the Tax Act or under any analogous Tax Law of a province, territory or other jurisdiction (including a deemed overpayment of Taxes) to which it was not entitled pursuant to any CEWS in respect of any Pre-Closing Tax Period. Each Group Company has satisfied at all times the relevant criteria and conditions entitling it to such amounts and, for greater certainty, subsections 125.7(6) and (6.1) of the Tax Act did not and do not apply in respect of any such amounts.

(bb) All SR&ED Tax Credits and other material tax credits (“ITCs”) were claimed or earned by the Group Companies, as applicable, in all material respects in accordance with the ITA, the Excise Tax Act (Canada) (the “ETA”), and the relevant provincial Tax legislation and each of the Group Companies, as applicable, satisfied at all times the relevant criteria and conditions entitling it to such SR&ED Tax Credits and ITCs. All SR&ED Tax Credits and ITCs received or receivable by the Group Companies in any taxation year were claimed in accordance with the ITA, the ETA and the relevant provincial Tax legislation, and each of the Group Companies satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such SR&ED Tax Credits and ITCs.

(cc) Provided that the election contemplated pursuant to Section 2.03 hereof is validly and timely made, each holder of Options who was granted their Options as an employee will be entitled to a deduction under paragraph 110(1)(d) of the ITA in respect of any benefit deemed by subsection 7(1) of the ITA to have been received by them in connection with the payment of the Option Consideration on surrender of the Options in accordance with Section 2.03.

4.10 Contracts and Commitments.

(a) Except for the Leases, guarantees entered into in connection with any Leases, or any Contract solely between or among the Group Companies, and except for the Contracts set forth in Schedule 4.10(a), no Group Company as of the date hereof is party to or bound by, nor are any of the Assets subject to, any:

(i) Contract or indenture relating to Indebtedness (including Indebtedness of the Group Companies or in respect of which any Group Company is an obligee) or any letters of credit or similar instruments issued for the account of any Group Company or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Group Companies;

(ii) lease or Contract under which it is lessee of, or holds or operates any personal property owned by any other party for which the annual rent exceeds $10,000;

(iii) lease or Contract under which it is lessor of or permits any third party to hold or operate any personal property or real property;

(iv) Contract or group of related Contracts, excluding one-time purchase orders that are not automatically renewable by their terms, with the same party for the purchase of products or services that provide for annual payments by the Group Companies in excess of $50,000 or requiring payments in excess of $125,000 over the life of the Contract or group of related Contracts;

(v) Contract or group of related Contracts with a customer that provides annual net revenues to the Group Companies in excess of $50,000 or requiring payments in excess of $3 million over the life of the Contract or group of related Contracts;

(vi) Contract relating to any business acquisition, or material acquisition of the shares or assets of another Person, completed or terminated by any Group Company since December 21, 2020, or that is currently pending;

(vii) (A) Contract pursuant to which a Group Company licenses or is otherwise permitted by a third party to use or register any material Intellectual Property Rights (other than any “shrink wrap,” “commercially available software package,” “click through” license or off-the-shelf Software licenses commercially available on standard terms (collectively “Off-the-Shelf Licenses”)), or (B) Contract pursuant to which a third party licenses or is permitted to use or register any Company-Owned IP Rights (other than licenses granted in the Ordinary Course of Business, including in connection with the sale or licensing of any products or services), in each case of clauses (A) and (B) that involved aggregate payments by or to the Group Companies in excess of $25,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet or in excess of $100,000 over the life of the Contract;

(viii) Contract with a Specified Reseller or that contains any revenue sharing or profit sharing provision in excess of $5,000;

(ix) other than purchase and sale orders received by the Group Companies in the Ordinary Course of Business, any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, in each case, with any Specified Customer or Specified Vendor;

(x) Contract that (A) restricts the Company or a Subsidiary from engaging in any line of business, developing, marketing or distributing products or services or obligates the Company or a Subsidiary not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of Parent or its Affiliates (including the Company) from engaging in any line of business after the Closing, (B) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates (including the Company) after the Closing, (C) contains any “most favored nation” provision or grants to any Person a right of first refusal, a right of first refusal, right of first offer or an option to purchase, acquire, sell or dispose of any Assets (other than inventory in the Ordinary Course of Business) or (D) prohibits the Company or any of its Subsidiaries, or that would prohibit Parent or any of its Affiliates (including the Company) after the Closing, from hiring or soliciting for hire any group of employees or customers;

(xi) collective bargaining agreement with respect to its employees;

(xii) Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction;

(xiii) Contract that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the Ordinary Course of Business;

(xiv) Contract with any Governmental Entity, or Order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject;

(xv) Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person;

(xvi) partnership, joint venture, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing) in excess of $25,000;

(xvii) settlement agreements entered into within the past three (3) years in excess of $50,000; or

(xviii) Contract for the provision of services by a Group Company where the potential indemnification liability of such Group Company (A) exceeds four (4) times the total amount of fees paid to such Group Company under such Contract, or (B) may be uncapped (other than with respect to claims relating to infringement of Intellectual Property Rights of any other Person or acts of gross negligence, wilful misconduct or fraud by such Group Company).

(b) The Parent has been supplied with or has been given access to true and complete copies of all written Contracts that are referred to on Schedule 4.10(a) (collectively, the “Material Contracts”). Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is in full force and effect and is a valid and binding obligation of, and enforceable against, the Group Company that is a party thereto and, to the knowledge of the Company, is a valid and binding obligation of, and enforceable against, each other party thereto.

(c) No Group Company has in any material respect, violated or breached, or committed any material default under (or is alleged to be in default or breach in any material respect under), any Material Contract. To the knowledge of the Company, no other Person has, in any material respect violated or breached, or committed any default under (or is alleged to be in default or breach in any material respect under), any Material Contract. No event or circumstance has occurred and is continuing through any Group Company’s actions or inactions that would result in a material violation or breach of any of the provisions of any Material Contract.

(d) The Company has delivered a true and complete copy of the Group Companies’ form of master services agreement to Parent. Schedule 4.10(d) sets forth a summary of each Contract with a Specified Customer entered into by any Group Company pursuant to which such Group Company provides services and which contains terms that deviate from the terms set forth in the Group Companies’ form of master services agreement. Each such summary is accurate in all material respects.

4.11 Intellectual Property; Information Technology; Privacy; Anti-Spam.

(a) Schedule 4.11(a) sets forth a list as of the date hereof of all Patents, registered and applied for Marks, registered and applied for Copyrights and domain name registrations included in the Company-Owned IP Rights (the “Company Registered IP”) as well as any other material Company-Owned IP Rights and any Company IP Rights that have a security interest registered against them. Schedule 4.11(a) includes the status of all Company Registered IP, including any due dates and deadlines for fees, payments or steps that must be taken with respect to the Company Registered IP in the next twelve (12) months.

(b) The Company and its Subsidiaries, as the case may be, exclusively own all Company-Owned IP Rights free and clear of all Liens (other than Permitted Liens). The Company Registered IP is subsisting and, to the knowledge of the Company, not invalid or unenforceable. The Company and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP.

(c) None of the Company-Owned IP Rights is subject to any Order adversely affecting the use thereof or rights thereto by the Company or its Subsidiaries. There is no opposition or cancellation Action pending against the Company or its Subsidiaries concerning the ownership, validity or enforceability of any Company Registered IP (other than ordinary course proceedings related to the application for any item of Company-Owned IP Rights).

(d) Schedule 4.11(d) sets forth a list as of the date hereof of all Contracts pursuant to which any of the Company or its Subsidiaries has been granted any license under, in or to, or has otherwise received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any embodiment of, any Intellectual Property Right, other than any Off-the-Shelf Licenses (each such Contract, an “Inbound License”). Each Inbound License is valid and enforceable and, to the knowledge of the Company, no party to any Inbound License is in breach of its obligations thereunder. The Company and its Subsidiaries own, license, sublicense, or otherwise possess legally enforceable and sufficient rights to all Intellectual Property Rights and other intangible assets necessary to conduct the business of the Company and its Subsidiaries immediately following the Closing in all material respects in substantially the same manner as such businesses are conducted as of the date hereof. The Company and its Subsidiaries may exercise, transfer, license, assert, enforce, use, distribute, sell or otherwise exploit, the Company IP Rights and any other intangible assets owned, or purported to be owned, by, or licensed to, the Company or any of its Subsidiaries (other than any Off-the-Shelf Licenses), without restriction or payment to any Person. Neither this Agreement nor any of the Transactions will restrict or impair the right of the Company or its Subsidiaries to transfer, alienate, enforce or license any Company-Owned IP Rights or other such intangible asset owned, or purported to be owned, by or licensed to the Company or any of its Subsidiaries as such right exists as of the date hereof.

(e) The consummation of the Transactions will not (i) restrict, impair or cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company IP Rights, (ii) cause the grant of any rights or licenses to any Company-Owned IP Right, or (iii) cause additional payment obligations by the Company or its Subsidiaries in order to use or exploit any Company IP Rights to the same extent as Company and its Subsidiaries were permitted before the date of this Agreement.

(f) To the knowledge of the Company, there has never been, and as of the date hereof, there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by the Company or any of its Subsidiaries, in respect of any Company IP Rights.

(g) The operation of the business of the Company or any of its Subsidiaries as currently conducted as of the date hereof, and as will be conducted immediately following the Closing, and the operation of the business of the Company or any of its Subsidiaries as conducted since the date that is six (6) years prior to the date of this Agreement, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. Neither the Company nor any of its Subsidiaries has received any written notice since the date that is six (6) years prior to the date of this Agreement alleging that the operation of the business of the Company or any of its Subsidiaries infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person.

(h) The Company and its Subsidiaries have secured from all current and former founders, consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Rights for the Company (each, a “Contributor”), agreements providing for (i) the assignment to the Company or any of its Subsidiaries, as applicable, of all of the Contributors’ Intellectual Property Rights that can be assigned, (ii) waivers of such rights that cannot be assigned and (iii) the protection of Trade Secrets of the Company and its Subsidiaries, and there has been no breach of any such agreements. No Contributor owns or, to the knowledge of the Company, claims any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights developed by the Contributor. Except as disclosed in Schedule 4.11(h), no funding, facilities or resources of any Governmental Entity or any university, college, hospital or other educational institution or government research center were used in the development of any Company-Owned IP Rights, and none of the foregoing has any right, title or interest in or to any Company-Owned IP Rights. To the knowledge of the Company, no Contributor was employed or engaged by, enrolled at or otherwise providing services to any Governmental Entity or any university, college, hospital or other educational institution or government research center during the period that such Contributor was also involved in or contributing to the creation or development of any Company-Owned IP Rights or otherwise performing services for the Company or its Subsidiaries, or for the period of twelve (12) months prior thereto. No funding, facilities or resources of any Governmental Entity or any university, college, hospital or other educational institution or government research center were used in the development of any Company-Owned IP Rights, and none of the foregoing has any right, title or interest in or to any Company-Owned IP Rights.

(i) The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights (except for any Company IP Rights whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(j) None of the Software owned, developed, used, marketed, distributed, licensed, sold or otherwise made available by any Group Company (collectively, “Company Software”) contains any

“back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent; or (iii) transmitting data, in the case of each of clauses (i), (ii) and (iii), either automatically, with the passage of time or upon command by any Person other than the proper user (“Malicious Code”). The Group Companies have implemented, and maintain, commercially reasonable measures designed to prevent the introduction of Malicious Code into the Company IT Systems, including without limitation, firewall protections, regular virus scans, and other measures for taking and storing back-up copies of Company Software and Confidential Information.

(k) None of the Company Software contains any bug, defect, virus, malware or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.

(l) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who was not, or is not, as of the date hereof, a current officer, employee, worker, independent contractor or consultant of a Group Company. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(m) Open Source Code:

(i) Schedule 4.11(m) sets forth: (A) each item of Open Source Code that is contained in, distributed or made available with any Company Software or from which any part of any Company Software is derived; and (B) the applicable license for each such item of Open Source Code. The Group Companies have complied with the terms of the applicable license for each item of Open Source Code.

(ii) The Group Companies’ use, distribution, licensing, and sale of Company Software is in material compliance with any license terms applicable to any item of Open Source Code, and each of the Group Companies has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Schedule 4.11(m) as needed for the Group Companies to conduct their business as currently conducted.

(iii) No Company Software marketed, distributed, made available, licensed or sold by any Group Company contains, is distributed or made available with, is being or was developed using, or is derived from Open Source Code in a manner that: (A) imposes or could impose a requirement or condition that any Group Company grant a license under or refrain from asserting or enforcing any of its Patent rights, or that any Company Software or part thereof be: (1) disclosed, distributed or made available in source code form; (2) licensed for making modifications or derivative works; or (3) redistributable at no or nominal charge; or (B) imposes or could impose any other material limitation, restriction or condition on the right or ability of any Group Company to use, distribute or make available any Company Software.

(n) AI Technologies:

(i) All (A) Training Data used in an AI Technology used by the Group Companies and (B) AI Data is either proprietary to the Group Companies or has been obtained by the Group Companies in accordance with the terms and applicable Laws governing such use (including each end user license agreement, terms of use, Privacy Requirements, or other terms that govern the Group Companies’ collection and use of third-party data and Confidential Information). The Group Companies have received assurances from suppliers of all AI Technologies used by the Group Companies that all (A) Training Data and (B) AI Data (including, for the avoidance of doubt, all data Processed through AI Technologies that is made available to the Group Companies’ customers) constitutes Publicly Available Information. The Group Companies have used commercially reasonable procedures to ensure that any Confidential Information is not used as Training Data by any other Person. The Group Companies’ (i) development, training, improvement, provision, deployment or use of any Company AI Products (including all Training Data and AI Data Processed thereby) and (ii) use or employment of any other AI Technology, in each case, complies, and at all times has complied with all Privacy Requirements. No Group Company has used or employed AI Technology in a manner that would qualify or limit the Company’s ownership of, or otherwise impair the Company’s ability to use, commercialize or otherwise exploit the Company IP Rights, Company Products, or Confidential Information in any respect. The Company uses commercially reasonable procedures to ensure that the Training Data, Company AI Products and any other AI Technology used by the Group Companies are safe, reliable, fair, inclusive and free from bias, explainable and transparent. The Company AI Products and any other AI Technology used by the Group Companies have been tested for bias and discrimination and any identified issues or risks related to the same have been fully remediated.

(ii) Schedule 4.11(n) sets forth a true, correct and complete list, as of the date hereof, of each model or algorithm within any AI Technologies and categories of Personal Information and associated categories of data subjects used in the model or algorithm for the training of the model or algorithm within AI Technologies that is material and proprietary to any Group Company included in or used with any Company AI Product and that included any Personal Information in the relevant Training Data for such model or algorithm.

(iii) The Group Companies subject any software created (in whole or in part) by AI Technologies on the Group Companies’ behalf to a code review process before incorporating such software into any Company AI Product or use by the Group Companies with any third party, including (A) supplementary quality review by a qualified human developer; and (B) scans for Open Source Code and security vulnerabilities.

(iv) Schedule 4.11(n) sets forth a true, correct and complete list, along with related licenses, as of the date hereof, of all third-party sources of Training Data that are material to the operation, testing and improvement of any such Company AI Products (“Third-Party Datasets”). Each Group Company has the rights necessary to use all Third-Party Datasets in the manner currently used.

(v) Each Group Company has the rights necessary to use all third-party sources of Training Data that are material to the operation, testing and improvement of any such Company AI Products in the manner currently used.

(vi) All Company IT Systems are configured in accordance with, and perform, and have, for the past three (3) years, performed, in material compliance with applicable industry security standards. The Company IT Systems are in good working condition and are sufficient in all material respects as is necessary for the businesses of the Group Companies as currently conducted. No Group Company has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any Company IT System. Each Group Company maintains reasonable business continuity and disaster recovery plans relating to Company IT Systems, which are implemented and tested in a manner consistent with industry standards and reasonable information security practices in all material respects.

(vii) Each Group Company has established, and is and has, since the past three (3) years, been in material compliance with, a written information security program that: (A) implements and monitors reasonable administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of Company IT Systems and all Confidential Information (B) is designed in accordance with the standards required by applicable industry and material information security practices to prevent Breach of Security Safeguards; (C) materially complies with all applicable Privacy Requirements; (D) identifies threats to the confidentiality or security of Confidential Information and intrusions into Company IT Systems; and (E) to the extent applicable, and except as disclosed in Schedule 4.11(n), complies with PCI DSS. Each Group Company has performed regular security risk assessments with respect to Company IT Systems and Confidential Information and has addressed and remediated all material threats and deficiencies identified in those security risk assessments.

(viii) Each Group Company is and has been in compliance with the requirements of SOC 1 (System and Organization Controls) Type 2 , and has at least once per calendar year over the past three (3) years have had conducted a SOC 1 Type 2 audit related to the Company’s operations, systems, processes and controls by an independent and qualified third-party auditor and has, each such year, received an unqualified opinion that the Group Company's operations, systems, process and controls do not reveal any material deficiencies.

(o) Privacy:

(i) Each Group Company has contractually obligated all third‑party subprocessors that Process Personal Information for or on behalf of the Company or that have access to Company IT Systems (A) to, where such third party subprocessor is engaged to Process Personal Information on behalf of a Group Company, Process such Personal Information only in accordance with the instructions of the applicable Group Company; and (B) to take steps to protect and secure Personal Information from Breaches of Security Safeguards in accordance with applicable Privacy Requirements. To the knowledge of the Company, no third parties with any access to Personal Information or Company IT Systems have failed to materially comply with any such obligations.

(ii) Group Company personnel who have access to Personal Information or Company IT Systems have received training in accordance with applicable Privacy Requirements and industry standards.

(iii) In the preceding three (3) years, no Group Company has received any written (or to the knowledge of the Company, oral) claim or notice from any party that a Breach of Security Safeguards may have occurred or is being investigated and no Group Company is or has been required under any Privacy Requirement to notify any Person, Governmental Entity, or other third party of a Breach of Security Safeguards. To the knowledge of the Company, there is no circumstance that is reasonably likely to result in any of the foregoing.

(iv) Each Group Company has taken commercially reasonable and appropriate measures to secure all Company Products prior to selling, distributing, deploying or making them available and has made patches and updates to those Company Products available as appropriate and in accordance with industry standards. Without limitation to the foregoing, each Group Company has performed penetration tests and vulnerability scans of all Company Products and Company IT Systems and such tests and scans were conducted in accordance with applicable industry standards. Each material vulnerability identified by any tests or scans has been fully remediated and no Group Company is aware of any material vulnerabilities currently affecting any Company Product or Company IT System.

(v) The Group Companies have at all times complied, and presently comply, with applicable Privacy Requirements and other obligations and commitments applicable to the Processing of Personal Information by the Group Companies in connection with the business of the Company. The Group Companies have the requisite authority, including notices and consents, required by Privacy Requirements and given or obtained in accordance with such Privacy Requirements sufficient for the continued conduct of the business of the Company after Closing in substantially the same manner as conducted prior to Closing.

(vi) None of the execution, delivery or performance of this Agreement or any Group Company’s provision to the Buyer Parties (or any of their designated Affiliates), or Buyer Parties’ (or any of its designated Affiliates’) possession, transfer to or from any jurisdiction in the world or Processing of, Disclosed Personal Information will or would reasonably be expected to result in any material violation of any Privacy Requirement. Each Group Company’s continued Processing of Disclosed Personal Information immediately following the Closing would not reasonably be expected to result in any material violation of any Privacy Requirement, assuming that such Group Company carries out such Processing in a manner consistent in all respects with any Processing carried out as of immediately prior to the Closing.

(vii) The Group Companies maintain a written privacy policy, which accurately describes the collection, use, disclosure, storage and retention of Personal Information Processed by the Group Companies as required to comply with applicable Privacy Requirements, including commercially reasonable corporate policies and procedures, training, auditing, vulnerability testing, monitoring, cyber security and data security, and business continuity and disaster recovery plans and procedures. The Company has processes to ensure that Personal Information is not retained for longer than necessary in compliance with Privacy Requirements.

(viii) None of the Group Companies, nor, to the knowledge of the Company, no third‑party subprocessors Processing Personal Information for or on behalf of the Company, have (i) received any claim, Order, proceeding, complaint investigation or undertaking, or notice (written or otherwise) from any applicable Governmental Entity related to the Company’s compliance with Privacy Requirements, the Processing of Personal Information by or on behalf of the Company, a Breach of Security Safeguards, compliance with CASL, or the privacy policies or practices of the Company, and there are no facts upon which such a claim, Order, proceeding, investigation or notice could be based; or (ii) received any notice (written or otherwise) from any third-party subprocessors alleging non-compliance with Privacy Requirements or the privacy policies of the Group Companies. All information furnished to customers, prospective customers, insurers or other third parties regarding the Group Companies’ compliance and compliance programs related to the Privacy Requirements have been in all material respects complete and accurate.

(ix) The Group Companies have (x) taken reasonable measures (including implementing reasonable technical, physical or administrative safeguards) to protect Personal Information in their possession or under their control against any Breaches of Security Safeguards and (y) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who Process, store or otherwise handle Personal Information for or on behalf of the Group Companies that obligate such Persons to comply with all applicable Privacy Requirements, take steps to protect and secure Personal Information from loss, theft, misuse or unauthorized use, access, modification or disclosure, or Breaches of Security Safeguards, and be bound by at least the same restrictions and conditions that apply to the Company with respect to the Processing of such Personal Information.

(x) Except as disclosed in Schedule 4.11(o), in the preceding three (3) years, there has been no Breach of Security Safeguards involving Personal Information collected, used in connection with or under the control of the Group Companies; and none of the Group Companies have notified any Person or Governmental Entity of any Breach of Security Safeguards. The Company and its Subsidiaries have had, and presently have, in place a privacy policy or policies governing the collection, use, disclosure, protection, and Processing of Personal Information by the Group Companies, and have collected, used, disclosed and protected Personal Information in accordance with such policy or policies.

(xi) Each Group Company’s use of any “cookies” or similar technologies complies has at all times complied with all Privacy Requirements, and each Group Company has: (A) provided any necessary notice and obtained any necessary consents required under and in accordance with applicable Privacy Requirements for any use of any ‘cookies’ or similar technologies by it or on its behalf; and (B) abided by any applicable opt-outs and consents related to any such use of any “cookies” or similar technologies.

(xii) Each Group Company has materially (A) complied with all requests by natural persons to whom any Personal Information Processing by or on behalf of that Group Company related (“Data Subject Requests”) if and as required by any relevant Privacy Requirements; and (B) established appropriate technical and organizational measures designed to enable it to: (1) comply with Data Subject Requests as required by an in accordance with Privacy Requirements; and (2) assist any Persons on whose behalf it Processes Personal Information in meeting those Person’s obligations to fulfill Data Subject Requests in respect of such Personal Information, in each case, in accordance with the requirements of Privacy Requirements (including with respect to any relevant timeframes prescribed or recommended therein).

(xiii) All cross-border transfers of Personal Information (whether by disclosure, transfer, making available, or otherwise transmitting) to any Person made by any Group Company, any Person acting on behalf of or within the permission of any Group Company, have been made materially in compliance with any applicable Privacy Requirements.

(xiv) Each Group Company has appointed a “data protection officer” if and as required to do so under applicable Privacy Requirements.

(xv) Each Group Company has where required by applicable Privacy Requirements, prepared and maintained reasonably complete, accurate and up to date records of, all: (A) data protection impact assessments; (B) ‘legitimate interest assessments’ (as that term is commonly understood in the context of the Processing of Personal Information and the GDPR/UK GDPR); and (C) ‘transfer impact assessments’ and ‘transfer risk assessments’ (as those terms are commonly understood in the context of transfers under the GDPR/UK GDPR).

(p) Anti-Spam. Except as disclosed in Schedule 4.11(p), the Group Companies have, in all material respects and to the extent that they are subject to CASL, complied at all times with the applicable requirements under CASL. The Group Companies have the requisite consents under Privacy Requirements to send CEMs, install computer programs or alter transmission data, and, the Company has retained accurate and complete records upon which to ground such lawful authority.

4.12 Litigation. Except as set forth in Schedule 4.12, there is no material Action pending, at Law or in equity, or before or by any Governmental Entity, court or quasi-judicial or administrative agency or official of any federal, provincial, state, local or foreign jurisdiction, arbitrator or mediator, or, to the knowledge of the Company, threatened in writing against or affecting any Group Company or their respective properties, employees, Assets or business. No Group Company is subject to any material Order affecting any of the Company, its Subsidiaries or the Assets. To the knowledge of the Company, there is no reasonable basis for any Person to assert a good faith claim against the any of the Group Companies, their respective properties or assets (tangible or intangible) or any of their respective directors, officers or employees (in their capacities as such) based upon: (i) the Company entering into this Agreement, any Group Company entering into the Transaction Documents or any of the Transactions, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith; (ii) any confidentiality or similar agreement entered into by any Group Company regarding its assets; or (iii) any claim that any Group Company has agreed to sell or dispose of any of its material assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise.

4.13 Governmental Consents, etc.

(a) The Company is not required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Transactions.

(b) No material consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) sets forth, as of the date hereof, a list of each Company Plan. With respect to each Company Plan, the Company has provided or made available to the Parent or its representatives prior to the date hereof true and complete copies, to the extent applicable, of: (i) the plan text and all funding documents governing the plan (including any trust documents, insurance policies or contracts and administration services contracts) and any amendments thereto, (ii) the most recent summary plan description and member booklet, (iii) the most recent annual report (Form 5500 series) or other annual regulatory filing filed with any Governmental Entity, (iv) the most recent financial statements and actuarial reports, (v) the most recent favorable determination or opinion letter from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code, (vi) any investment management contracts or agreements and any other service contracts with third party providers, and (vii) all non-routine correspondence with any Governmental Entity relating to any Company Plan during the three (3) year period prior to the date hereof. No promises or commitments have been made to create any additional benefit plans which would be considered a Company Plan once created, or to improve or change the benefits provided under any existing Company Plan.

(b) No Company Plan is a Multiemployer Plan, Multiple Employer Plan or a plan that is subject to Title IV of ERISA or a “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) (or any similar plan subject to any other applicable federal or provincial pension standards legislation in Canada). No Company Plan is a “registered pension plan” as that term is defined in Subsection 248(1) of the ITA or provides any non-registered supplemental pension benefits. No Company Plan provides health or other welfare benefits to former employees of the Group Companies other than health continuation coverage pursuant to COBRA or other applicable Law. No individuals are participating in (or are eligible to participate in) any of the Company Plans, other than current or former employees of the Company or any of its Subsidiaries (and, where applicable, any spouses, dependents, survivors or beneficiaries of such persons), and no entity, other than the Company or any of its Subsidiaries, is a participating employer under any of the Company Plans.

(c) Each Company Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code (each to the extent applicable) and any other applicable Laws. All amounts due and owing under any Company Plan have been paid in full or accrued up to the Closing Date. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Plan on which the Company can rely and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to affect the qualified status of any such Company Plan. Each Company Plan that is maintained for employees in Canada and is intended to qualify for tax-preferred or tax-exempt treatment has been duly registered, where such registration is required to obtain such status, in accordance with applicable Law and nothing has occurred, whether by action or failure to act, that would reasonably be expected to affect the tax status of any such Company Plan.

(d) There are no actions, suits, claims or disputes pending, or, to the knowledge of the Company, threatened in writing against or with respect to any Company Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims).

(e) No material liability under Title IV of ERISA has been or, to the knowledge of the Company, is reasonably expected to be incurred by the Group Companies. Without limiting the generality of the foregoing, none of the Group Companies or any of their respective ERISA Affiliates has ever maintained or contributed to an employee benefit plan that is subject to Title IV of ERISA.

(f) To the knowledge of the Company, the Group Companies have not engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(g) Except as disclosed in Schedule 4.14(g), or as may be required to effectuate the treatment of Options contemplated by this Agreement or pursuant to an agreement entered into at the direction of the Parent or any of its affiliates, neither the execution and delivery of this Agreement nor the consummation of the Transactions would (either alone or in conjunction with any other event) cause the accelerated vesting, funding or delivery of, increase the amount or value of, or result in, any payment or benefit to any employee, officer or director of the Group Companies. Without limiting the generality of the foregoing, no amount paid or payable in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has, in all material respects, been maintained and operated in documentary and operational compliance with Section 409A of the Code and the regulations thereunder.

(i) Except as disclosed in Schedule 4.14(i), obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by third-party insurers.

(j) All data necessary to administer each Company Plan is in the possession of the Company or its agents and is in a form which is sufficient for the proper administration of the Company Plan in accordance with its terms and all applicable laws and such data is complete and correct in all material respects.

4.15 Insurance. Schedule 4.15 lists each material insurance policy maintained by the Group Companies as of the date hereof. The Company has provided true and complete copies of all such policies. All of the insurance policies of the Group Companies are in full force and effect, no notice of cancellation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a material breach or default or permit termination or modification of any such policies. Since January 1, 2021, the Company and its Subsidiaries have complied in all material respects with the terms and conditions of such policies. There is no material claim by or with respect to the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and the Company and its Subsidiaries have otherwise materially complied with the terms and conditions of such policies. To the knowledge of the Company, since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under any of such policies.

4.16 Compliance with Laws.

(a) Each of the Group Companies is, and during the three (3) year period prior to the date of this Agreement, has been, in compliance with all applicable Laws of applicable Governmental Entities, in each case, in all material respects.

(b) No Group Company has been informed by any Governmental Entity that it or any director, officer, employee, agent, Affiliate or representative of any Group Company is under investigation related to the violation of any applicable Laws (regardless of whether such violation would constitute a criminal, civil, administrative or other violation). During the ten (10)-year period prior to the date of this Agreement, no Group Company has received any allegation by any Person or has reasonable cause to believe that the Group Company or any director, officer, employee, agent, Affiliate or representative has violated applicable Laws or company compliance policies, in any material respects, or which violations were not remediated in a timely and proper manner, in the performance of its business.

(c) Without limiting the other provisions of this Section 4.16, the Company and its Subsidiaries are and, during the ten (10)-year period prior to the date of this Agreement, have been, in compliance with Anti-Bribery Laws. During the ten (10)-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication, or to the knowledge of the Company, oral communication, from any Governmental Entity or from any third Person that alleges that the Company, any of its Subsidiaries or any employee, agent or other representative thereof is in violation of any Anti-Bribery Laws.

(d) All Permits required to conduct the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and have been and are being complied with in all respects material to such Permit.

(e) Each Group Company is, and during the ten (10)-year period prior to the date of this Agreement has been, in compliance with all Trade Control Laws, and all applicable anti-money laundering and counter-terrorism financing laws, including (without limitation), the provisions of the U.S. Bank Secrecy Act and all regulations issued pursuant to it, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the money laundering and terrorist financing provisions of the Criminal Code (Canada). No Group Company, any director, officer, employee, agent, Affiliate or representative of any Group Company (i) is a Restricted Party, (ii) is a Person who is otherwise the subject of Trade Control Laws or (iii) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Restricted Party or Restricted Parties or that is the target of Trade Control Laws.

(f) Each Group Company has complied with the National Research Council of Canada Industrial Research Assistance Program and no Group Company has been notified of any potential claims, callbacks, disputes or any other adverse actions by any Governmental Entity in connection therewith.

4.17 Environmental Matters.

(a) The Company and its Subsidiaries are and, during the five (5)-year period prior to the date of this Agreement, have been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Group Companies of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), in all material respects.

(b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company.

(c) The Company has delivered for inspection to the Parent true and complete copies of material studies, audits, assessments, memoranda and investigations regarding the Company’s compliance with applicable Environmental Laws that are in the possession of the Company and that have been prepared in the last three (3) years.

4.18 Related Party Transactions. Except as disclosed in Schedule 4.18, none of any Seller, the Representatives, any officer or member of the board of directors or similar governing body of any Seller, the Representatives or any Group Company is a party to any Contract or transaction with any Group Company or has any interest in any property used by any Group Company under which there are material continuing obligations (other than any employment Contracts or indemnification Contracts that will terminate upon Closing).

4.19 Employees.

(a) Schedule 4.19(a) sets forth a true, correct and complete list of all current Company Associates as of the date of such list, and states: (i) their dates of commencement of engagement or employment; (ii) their job titles; (iii) their annualized fees, base salary or hourly wage rate, as applicable; (iv) any annual compensation payable pursuant to bonus, deferred compensation, commissions or other incentive arrangements each Company Associate is eligible for as of the date of such list; (v) their classification as exempt or non-exempt with respect to overtime wages under the Fair Labor Standards Act and other applicable Laws, including applicable provincial employment standards legislation; (vi) their status as full-time, part-time, or temporary; (vii) the contractual length of notice and/or applicable severance pay necessary to terminate the Company Associate as specified in the applicable Company Associate Agreement; (viii) if any Company Associate is subject to a work permit and the type of work permit; (ix) each written Company Plan in which they participate, if any, as of the date of such list (x) the location

(including the country, province or state, if applicable) of their principal place of employment or service; (xi) their employing entity or applicable service recipient; (xii) accrued but unused vacation or paid time off; (xiii) active or inactive status and, if applicable, the reason for inactive status (including expected date of return, if known); (xiv) accrued but unused sick days; (xv) leave status as of the date of such list and in each case the type of leave and the date the leave commenced; (xvi) labor union representation (if applicable); and (xvii) an indication as to whether any such Person rendering services to any Group Company is a Company PEO Associate. There are no written Company policies that might reasonably be expected to result in any current Company Associate as of the date of this Agreement being entitled to benefits in addition to those to which they are entitled pursuant to applicable Laws or Labor Agreements (including any written policies concerning the payment of statutory or other severance pay), other than those included in any Company Plans or the Company Associate Agreements. To the knowledge of the Company, no current employee is engaged in any employment, occupation or business enterprise that would materially interfere with his or her performance of his or her job duties, responsibilities or fiduciary duties to, or create a conflict of interest with, the Company (or any other Group Company, as applicable). To the knowledge of the Company, no current Company Associate is in violation of any term of any employment agreement, consultancy agreement, non-competition agreement or any restrictive covenant to a former employer or other entity relating to the right of any such Person to be employed by or perform services to the Company (or any other Group Company, as applicable).

(b) The Company has provided to Parent true, correct and complete copies of each of the following: (i) all written current forms of offer letters and agreements in respect of Company Associates; (ii) all written current forms of employment, service, severance, retention, and change of control agreements; (iii) all written current forms of independent contractor agreements for individual independent contractors and consultants; (iv) all written current forms of confidentiality, non-competition and inventions agreements used with Company Associates; (v) the most current management organization chart(s); (vi) all written forms of current bonus agreements, bonus plans and any form award agreement thereunder; (vii) any written current commission plan or other incentive compensation agreement, and Schedule 4.19(b) sets forth actual or estimated commission payments owed but unpaid to each eligible Company Associate, in each case where the aggregate total of such payments exceeds or will exceed $5,000; and (viii) a summary of the terms of all unwritten plans and agreements in respect of (i)-(vii). For the avoidance of doubt, ‘current’ with respect to clauses (i) through (ix) includes any documents currently in effect to the date of this Agreement with any Company Associate.

(c) To the knowledge of the Company, as of the date of this Agreement, there is no current Company Associate who has informed the Company (or any other Group Company, as applicable) that they are not available to perform work on a full-time basis because of long-term sickness, disability, maternity, parental, military reserve duty, or other statutory leave in accordance with applicable law, except as otherwise disclosed in Schedule 4.19(c).

(d) The employment or engagement of each of the current Company Associates whose services are exclusively or primarily performed outside of the United States as of the date of this Agreement is terminable by the applicable Group Company, subject only to the terms of the respective Company Associate Agreements, Labor Agreements (if applicable), applicable employment standards legislation and common law. The employment or engagement of each of the current Company Associates whose services are exclusively or primarily performed in the United States is terminable by the applicable Group Company at will and without penalty or liability, whether in respect of severance payments, benefits or otherwise, subject only to the terms of the respective Company Associate Agreements. The Company has made available to the Parent accurate and complete copies of all current Company Associate Agreements, employee manuals and employee handbooks relating to the employment or engagement of the Company Associates as of the date of this Agreement. As of the date of this Agreement and to the Company's knowledge no current Company Associate has given written notice to the applicable Group Company to terminate his or her employment or engagement with such Group Company and, to the knowledge of the Company, no Key Employee intends to terminate his or her employment. Except for the Terminated Employees, as of the date of this Agreement, no notice to terminate the employment or engagement of any current Company Associate has been given by the applicable Group Company and no such notice is pending or triggered as a result of the Transactions.

(e) No Group Company has ever had any plant closing, mass layoff, relocation or other termination of any Company Associate that has imposed or will or would reasonably be expected to impose any obligation or other liability upon any Group Company, Buyer or any of Buyer’s Affiliates under the Worker Adjustment and Retraining Notification Act or similar state or provincial or local Law (“WARN”). To the Company's knowledge, no Group Company is a party to any Contract or arrangement, or is subject to any requirement, that in any manner restricts any Group Company from relocating, consolidating, merging or closing any portion of the business of any of the Group Companies.

(f) Each individual who currently is providing or has provided services within the last three (3) years to a Group Company that has been characterized as a secondee, consultant or independent contractor is and has always been properly characterized as such, and no Group Company has received written notice from any Governmental Entity disputing such classification. To the Company's knowledge, no Group Company has any Liabilities to any individual who is not, as of the date of this Agreement, currently on a Group Company’s payroll for any claim, demand or entitlement based upon employment status. No independent contractor is eligible to participate in any Company Plan. To the Company's knowledge, no Group Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the applicable Group Company where required in accordance with applicable laws. No person who is or was an employee of a Group Company is or has ever been incorrectly classified as to such employee’s status as exempt from overtime wages other than as would not result in Liabilities to a Group Company under the Laws of the applicable jurisdiction in which the applicable Group Company maintains (or maintained in the past) such employment relationship. Each Group Company maintains accurate and complete records of all overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the Laws of all jurisdictions in which such Group Company maintains employees.

(g) As of the date of this Agreement, no Group Company is a party to or bound by, or has ever been a party to or bound by, any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees (each, a “Labor Agreement”); as of the date of this Agreement, no Group Company recognizes and none has established any union, works council or other employee representative body; and there are no outstanding applications or requests for the establishment or recognition of the same. No Group Company is, and none has ever been, a member of any employers’ organization that would impose bargaining rights for any Company Associate and there is no, and never has been, an employees’ committee in a Group Company which operated as a bargaining agent for Company associates, and there are no outstanding applications or requests for the same. To the Company's knowledge there are no threatened or apparent labor union organizing activities involving the Company or any Company Associate providing services to the Company.

(h) Except as disclosed in Schedule 4.19(h), there are no pending or, to the knowledge of the Company, threatened claims or Actions relating to Company Associates or former employees and contractors, including employment standards, human rights, labour relations, occupational health and safety, workers’ compensation, pay equity, long-term disability policy, or employment equity against any Group Company and which, if adversely decided, may reasonably create a Liability for any Group Company. To the knowledge of the Company, nothing has occurred which might lead to an Action under any such laws, which, if adversely decided, may reasonably create a Liability for any Group Company. To the Company's knowledge there are no written outstanding decisions, orders or settlements or pending settlements which place any obligation upon any Group Company to do or refrain from doing any act. All current assessments under workers’ compensation legislation in relation to the Group Companies and all of the Group Companies’ contractors and subcontractors have been paid or accrued by such Group Companies. No Group Company has been or been subject to any additional or penalty assessment under such legislation which has not been paid and has not been given written notice of any audit. Moreover, the Group Companies’ accident cost experience is such that there are no pending nor, to the knowledge of the Company, potential assessments, experience rating charges or claims which could adversely affect the Group Companies’ premium payments or accident cost experience or result in any additional payments in connection with the Company.

(i) In the last five (5) years, (i) there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any Group Company, and (ii) no event has occurred and, to the knowledge of the Company, no condition or circumstances exist that would, directly or indirectly, give rise to, or provide a reasonable basis for, the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity. No Group Company and, to the knowledge of the Company, no current Company Associate of any Group Company has committed or engaged in any unfair labor practice in connection with the conduct of the business of any of the Group Companies. No Action, claim, charge or complaint against any Group Company is pending or, to the knowledge of the Company, has been threatened in writing relating to any labor, safety, discrimination matter, wage and hour matter or any other employment related applicable Laws involving any Company Associate, including any charge of any unfair labor practice brought before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor (or any similar state or non-U.S. agency). No Group Company has, since January 1, 2021, received or been subject to any demand letter, civil rights charge, settlement, suit, draft of suit, administrative or other written claim from any of its Company Associates for which such Group Company might reasonably be expected pay any material amount prior to the Closing Date.

(j) Without limitation to the immediately preceding paragraph: (i) No allegation, complaint or claim (formal or otherwise) of sexual harassment, assault, harassment, retaliation, discrimination, victimization, sexual misconduct or similar behavior (a “Harassment Claim”) has, for the last six (6) years, been made against any Person who is or was an officer or director or supervisory-level employee of any Group Company in such Person’s capacity as such or, to the knowledge of the Company, in any other capacity, or to the knowledge of the Company, any other current Company Associate; and (ii) no Group Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement, or non-disclosure agreement relating directly or indirectly to any Harassment Claim against such Group Company or any Person who is or was an officer, director, employee or independent contractor of any Group Company.

(k) Schedule 4.19(k) contains, as of the date hereof, an accurate and complete list of each Company Plan which is currently in effect and applicable to any Company Associates. No Group Company intends to, and none has committed to establish or enter into any new Company Plan, or to materially modify any Company Plan (except to conform any such Company Plan to the requirements of any applicable Laws).

(l) Except as disclosed in Schedule 4.19(l), each Group Company: (i) is, and for the past five (5) years, has been, in material compliance with all applicable Laws, Labor Agreements, Contracts and Orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Entity respecting employment, employment practices, terms and conditions of employment, wages, hours and other labor-related matters, including applicable Laws, Contracts, Orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, overtime, pay transparency, labor relations, collective bargaining, leave of absence requirements, worker classification, workers’ compensation, occupational health and safety, retirement benefit provision, privacy, harassment, retaliation, immigration, wrongful discharge and violation of the personal rights of Company Associates or prospective Company Associates; (ii) has withheld and reported all material amounts required by any applicable Law, Labor Agreement or Contract to be withheld and reported with respect to wages, salaries and other compensation payments to any Company Associate; (iii) has no material Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or similar benefits or obligations for any Company Associate. All material amounts due and payable in respect of any Company Plan have been paid. The Group Companies have performed, in all material respects, all obligations required to be performed by them under, and are not in material default or violation of, and the Company has no knowledge of any default or violation by any other party to, any Company Plan, and each Company Plan has been established and maintained in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code. Each Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS. No “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Plan. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material Liability to Buyer, the Company, or any Group Companies nor any other entity which, together with the Group Companies, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened in writing by the IRS, DOL, or any other governmental entity with respect to any Company Plan. Neither the Company nor, to the knowledge of the Company, any ERISA Affiliate is subject to any material fine, assessment, penalty or other Tax or Liability with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company or the applicable Group Company has timely made all contributions and other payments required by and due under the terms of each Company Plan. No event has occurred that could give rise to loss of the tax qualified or tax exempt status of any Company Plan.

4.20 Brokerage. Except for fees and expenses of Persons listed on Schedule 4.20, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any agreement made by or on behalf of the Company for which the Parent or the Company would be liable following the Closing.

4.21 Investment Canada Act. Neither the Company nor its Subsidiaries carry on a Cultural Business.

4.22 Customers and Vendors. Schedule 4.22 sets forth a list of the Group Companies’ top twenty (20) customers, top five (5) vendors and top five (5) resellers (“Specified Customers,” “Specified Vendors” and “Specified Resellers,” respectively) for the twelve months ended June 30, 2024 (determined on a consolidated basis based on, in the case of customers, annual contract value and, in the case of vendors, the dollar amount of payments made by the Group Companies). As of the date hereof, none of the Specified

Customers, Specified Vendors or Specified Resellers has terminated its relationship with the Company or its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that any Specified Customer, Specified Vendor of Specified Reseller has (a) in the case of Specified Customers, ceased or will cease to use the products, equipment, goods or services of the Company or any of its Subsidiaries on terms and conditions similar in all material respects to those imposed on current sales by the Company and its Subsidiaries, or has significantly reduced or downgraded, or will significantly reduce or downgrade, the use of such products, equipment, goods or services, (b) in the case of Specified Vendors, has ceased or will cease to supply materials, supplies, services and other goods to the Company or any of its Subsidiaries after the date hereof on terms and conditions similar in all material respects to those imposed on current sales to the Company and its Subsidiaries or (c) in the case of Specified Resellers, ceased or will cease to resell or distribute the products, equipment, goods or services of the Company or any of its Subsidiaries on terms and conditions similar in material respects to those imposed on current resales or distributions by the Specified Resellers, or has significantly reduced, or will significantly reduce the resale or distribution of such products, equipment, goods or services.

4.23 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, except for the representations and warranties EXPRESSLY made by THE COMPANY in this ARTICLE IV, OR THE CERTIFICATES TO BE DELIVERED TO THE PARENT PURSUANT TO SECTION 10.01(f), NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON makes any representation or warranty with respect to the group companies OR ANY OTHER PERSON or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to THE PARENT, BUYER or any of THEIR RESPECTIVE Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

Article V
REPRESENTATIONS AND WARRANTIES OF
SELLERS

Each Seller, severally and not jointly, represents and warrants to the Parent and Buyer solely with respect to such Seller, as of the date hereof and as of the Closing, as follows:

5.01 Organization and Power. With respect to any Seller that is not an individual, such Seller (a) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, formation or organization, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted, and (c) is qualified to do business in every jurisdiction where it is required to qualify except, in the case of clause (c), where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Transactions.

5.02 Ownership of Purchased Shares and Options. Schedule 5.02 sets forth all of the Purchased Shares and Options held by such Seller. Such Seller holds of record and owns beneficially the Purchased Shares and Options held by such Seller, free and clear of any Liens. Except for this Agreement, the Organizational Documents, the Stock Option Plan, or any agreements or rights waived or terminated by any Founder HoldCo, the Company or the Sellers in accordance with this Agreement, such Seller is not a party to (a) any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Purchased Shares, or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any Purchased Shares.

5.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by such Seller and the consummation of the Transactions, including the Acquisition, have been duly and validly authorized by all requisite action on the part of such Seller, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) The execution, delivery, performance and compliance with the terms and conditions of this Agreement by such Seller and the consummation of the Transactions thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of such Seller (in the case of a Seller that is not an individual), (ii) require any consent of or other action by any Person or the Company or any of its Subsidiaries under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract, (iii) violate any Law or Order to which such Seller is subject or by which any of their respective properties or assets are bound or affected, or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of such Seller, except where the failure of any of the representations and warranties contained in clause (ii) or (iv) above to be true would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Transactions.

(c) Assuming that this Agreement is a valid and binding obligation of the Parent and Buyer, this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.04 Governmental Consents, etc. Assuming the accuracy of the representations made by the Parent and Buyer in Article VII of this Agreement, such Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Transactions. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by such Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the Transactions.

5.05 Litigation. As of the date hereof, there is no Action pending or, to such Seller’s knowledge, threatened (in writing or otherwise) against such Seller at Law or in equity, or before or by any Governmental Entity, that would reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Transactions.

5.06 Brokerage. Except for any fees that will be paid solely by such Seller, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any agreement made by or on behalf of such Seller.

5.07 Tax Status. Except as disclosed in Schedule 5.07, each Seller is not a non-resident of Canada for purposes of the ITA.

5.08 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, except for the representations and warranties EXPRESSLY made by EACH SELLER in this Article V, OR THE CERTIFICATES TO BE DELIVERED TO THE PARENT PURSUANT TO SECTION 10.01(g), NO seller or affiliate thereof nor any other person makes any representation or warranty with respect to such seller or any other person or its respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to THE PARENT, BUYER or any of THEIR RESPECTIVE Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

Article VI
REPRESENTATIONS AND WARRANTIES OF
RS HOLDCO AND TC HOLDCO

Each of RS HoldCo and TC HoldCo represents and warrants to the Parent and Buyer (in respect of itself only, as applicable), as of the date hereof and as of the Closing, as follows:

6.01 Business Activity. The applicable Founder HoldCo does not have, and during the past five (5) years has not had: (i) any activity other than the holding of securities of the Company, and is not a party to any Contracts other than this Agreement; (ii) any assets other than cash and securities of the Company; (iii) any Liabilities or Indebtedness; (iv) any employees; (v) any income or liability for Taxes and it will not have any income or liability for Taxes prior to Closing.

6.02 Company Shares. Schedule 6.02 sets forth all of the Company Shares held by such Founder HoldCo. Such Founder HoldCo holds of record and owns beneficially the Company Shares held by such Founder HoldCo, free and clear of any Liens. Except for this Agreement or any agreements or rights waived or terminated by any Founder HoldCo, the Company or the Sellers in accordance with this Agreement, such Founder HoldCo is not a party to (a) any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Company Shares, or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Shares.

6.03 Incorporated Representations. The representations and warranties in (i) Section 4.01 (Organization and Power), (ii) Section 4.03 (Authorization; No Breach; Valid and Binding Agreement), (iii) Section 4.09 (Tax Matters), (iv) Section 4.12 (Litigation), (v) Section 4.13 (Governmental Consents), (vi) Section 4.20 (Brokerage) and (vii) Section 4.23 (No Other Representation) (collectively, the "Incorporated Representations") are incorporated by reference into this Section 6.03, mutatis mutandis, with references therein to (i) “the Company”, “any Group Company” or “the Group Companies” to be read as a reference to applicable Founder HoldCo, as the context requires, and (ii) Company Shares to be read as a reference to the Purchased RS Shares or Purchased TC Shares, as the context requires, and to the extent that information with respect to the applicable Founder HoldCo, as the context requires, is required to be disclosed against any Incorporated Representation, as applicable, such disclosure is set out in Schedule 6.02.

6.04 Capitalization. The authorized capital of each applicable Founder HoldCo consists of an unlimited amount of common shares in the capital of such Founder HoldCo. Of the authorized capital of the company, as of the date hereof, 100,000 Purchased RS Shares and 100,000 Purchased TC Shares are issued and outstanding. All the issued and outstanding Purchased RS Shares and Purchased TC Shares have been and are duly authorized and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of applicable securities laws or pursuant to valid exemptions therefrom. On the date hereof there are no Purchased RS Shares or Purchased TC Shares or any other equity security of such corporate entity issuable upon conversion or exchange of any issued and outstanding security of the applicable Founder HoldCo, respectively, nor are there any rights, options outstanding or other agreements to acquire Purchased RS Shares or Purchased TC Shares, or any other equity security of such corporate entity contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares or securities. No Seller is entitled to, nor were any securities issued in violation of, any preemptive rights, purchase option, call option, right of first refusal or similar rights to subscribe for Purchased RS Shares or Purchased TC Shares, as applicable, under any provision of the BCBCA, the Organizational Documents or any agreement to which such corporate entity is party or otherwise bound. No Subsidiary owns any Purchased RS Shares or Purchased TS Shares or any other equity security of the applicable Founder HoldCo, respectively.

6.05 Full Disclosure. Neither this Agreement nor any other Transaction Document (i) contains any untrue statement of a material fact regarding RS HoldCo or TC HoldCo, as applicable; or (ii) to the knowledge of RS HoldCo and TC HoldCo, as applicable, omits any material fact necessary in order to make the statements contained herein or therein regarding RS HoldCo or TC HoldCo not misleading. Each of RS HoldCo and TC HoldCo, as applicable, has made available to Buyer all the information available to RS HoldCo and TC HoldCo concerning RS HoldCo and TC HoldCo that would reasonably be considered material to an arm’s length purchaser assessing whether to purchase the Purchased RS Shares and the Purchased TC Shares.

Article VII
REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND BUYER

The Parent and Buyer, jointly and severally, represent and warrant to the Company and each Seller, as of the date hereof and as of the Closing, as follows:

7.01 Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There are no pending, or to the knowledge of the Parent, threatened, actions for the dissolution, liquidation or insolvency of either the Parent or Buyer. The Buyer is a newly organized corporation, formed solely for the purpose of engaging in the Transactions. The Buyer has not engaged in any business activities or conducted any operations other than in connection with the Transactions. The Buyer is a wholly-owned Subsidiary of the Parent.

7.02 Authorization. The execution, delivery and performance of this Agreement by the Parent and Buyer and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action, and no other proceedings on the part of the Parent or Buyer are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and Buyer and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Parent and Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

7.03 No Violation. Neither the Parent nor Buyer is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, in each case which would be breached or violated by the Parent’s or Buyer’s execution, delivery or performance of this Agreement or the consummation of the Transactions and such breach or violation would be reasonably expected to have a Parent Material Adverse Effect.

7.04 Governmental Consents, etc. Neither the Parent nor Buyer is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Transactions. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the Transactions.

7.05 Litigation. As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened (in writing or otherwise) against the Parent or Buyer at Law or in equity, or before or by any Governmental Entity, that would have a Parent Material Adverse Effect.

7.06 Brokerage. Except for any fees that will be paid solely by the Parent or its Subsidiaries, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any agreement made by or on behalf of the Parent or Buyer.

7.07 Canadian Tax Status. Buyer is a taxable Canadian corporation within the meaning of the ITA.

7.08 No Reliance. Each of the Buyer Parties acknowledges and agrees that it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by the Company, the Sellers or any Person acting on their respective behalf, other than those expressly set forth in Article IV and Article V of this Agreement or in any other Transaction Document or any document or instrument pursuant hereto or thereto.

7.09 No Other Representation. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARENT AND BUYER IN THIS ARTICLE VII, OR THE CERTIFICATES TO BE DELIVERED TO THE COMPANY AND SELLERS PURSUANT TO SECTION 10.02(D), NEITHER THE PARENT NOR BUYER MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PARENT OR BUYER OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY AND SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Article VIII
COVENANTS REGARDING TAX MATTERS

8.01 Tax Matters.

(a) The Parties acknowledge and agree that:

(i) On or prior to the Closing Date (but in any event prior to the Closing), the Group Companies and Founder HoldCos shall have undertaken the transactions set forth on Schedule 8.01(a) (the “Pre-Closing Reorganization”);

(ii) The Representatives shall have delivered all draft documentation relating to the Pre-Closing Reorganization to the Buyer for review as soon as practicable and in any event at least ten (10) days prior to the Closing Date;

(iii) No changes may be made to the Pre-Closing Reorganization without the Buyer’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) and for the avoidance of doubt, the Buyer may withhold such consent if the Buyer determines, acting reasonably, that any such change is prejudicial to the Buyer or the Parent;

(iv) The Group Companies and Founder HoldCos shall have considered in good faith any comments on the documentation relating to the Pre-Closing Reorganization reasonably proposed by the Buyer prior to implementing the Pre-Closing Reorganization; and

(v) The Pre-Closing Reorganization shall not impede, delay or prevent consummation of the transactions contemplated in this Agreement.

(b) The Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of each Group Company and each Founder HoldCo that are due with respect to any Straddle Period or Pre-Closing Tax Period other than Tax Returns for which the due date (with applicable extensions) falls on or before the Closing Date (each such Tax Return, a “Buyer Return”). Buyer Returns shall be prepared in accordance with Section 2.03(d), Section 8.01(c), and Section 8.01(i), unless otherwise required by applicable Law. The Buyer shall provide the Representatives with copies of any Buyer Return at least thirty (30) days before the due date for filing thereof, along with supporting workpapers, for the Representatives’ review and comment. The Representatives shall have the right to request Buyer to make reasonable changes to any such Buyer Return by communicating such changes in writing to Buyer at least ten (10) days before the date on which such Buyer Return is required by Law to be filed with the relevant Governmental Entity provided that such changes are in accordance with Law and consistent with prior practice. Buyer shall consider in good faith any reasonable and timely comments made by the Representatives. Buyer shall cause the Group Companies and Founder HoldCos (or their successors) to timely file all Buyer Returns as finally prepared pursuant to this Section 8.01(b), and will provide a copy of all such filed Tax Returns to the Representatives. The Sellers will pay, or cause to be paid, to the Buyer no later than five days before such Taxes are due to the appropriate Governmental Entity all Taxes shown on any Tax Return for any Pre-Closing Tax Period (including any Taxes apportioned to the pre-Closing portion of any Straddle Period as determined under Section 8.01(d)), except to the extent such Taxes were identified and included as liabilities on the Closing Statement (as finally determined pursuant to Section 2.04 or Section 2.05, as applicable).

(c) The parties acknowledge and agree that the Tax Return that is filed for the taxable period of Book4Time Inc. that ends immediately prior to the Closing Date will include a designation pursuant to paragraph 111(4)(e) of the ITA in an amount determined by the Sellers and consistent with the Pre-Closing Reorganization as outlined in Schedule 8.01(a) and which amount shall not exceed the lesser of the amounts described in clauses 111(4)(e)(i)(A) and (B) of the ITA and CDN$22.5 million. None of the Company, any Founder HoldCo, or any of their respective Subsidiaries shall make an election pursuant to subsection 256(9) of the ITA in respect of its taxation year ending as a consequence of the acquisition of control of it by Buyer.

(d) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period on or prior to the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Taxes determined as if such tax period ended immediately prior to the Closing Time.

(e) If, at any time after the Closing Date, the Buyer or a Seller determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the ITA) has determined, that the Transactions, or the Pre-Closing Reorganization, are or would be subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the ITA (in this Section 8.01(e), the “Disclosure Requirements”), the Buyer or the Seller, as the case may be, will promptly inform the other Parties of its intent, or its advisor's intent, to comply with the Disclosure Requirements, and the Parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any Party is required to file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements (in this Section 8.01(e), in each case, a “Mandatory Disclosure”), each Party required to file a Mandatory Disclosure (in this Section 8.01(e), a “Disclosing Party”) shall submit to the other Parties a draft of such Mandatory Disclosure at least thirty (30) days before the date on which such Mandatory Disclosure is required by Law to be filed, and such other Parties shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party at least fifteen (15) days before the date on which such Mandatory Disclosure is required by Law to be filed. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other Parties and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with Law.

(f) The Parties agree that the entire Purchase Price is consideration for the Purchased Shares and that no part of the Purchase Price relates to a restrictive covenant for purposes of the ITA or for other Tax purposes, including any of the covenants contained in Section 12.04 or otherwise in this Agreement which are intended to maintain or preserve the fair market value of the Purchased Shares to Buyer. It is the Parties’ intention that subsection 56.4(7) of the ITA and any equivalent provision of the Tax legislation of any province or any other jurisdiction apply with respect to any restrictive covenants granted pursuant to this Agreement. Notwithstanding the foregoing, to the extent that section 56.4 of the ITA requires the filing of one or more joint elections in order to apply, the Parties agree to make one or more joint elections to have the provisions of section 56.4 of the ITA, and any equivalent or corresponding provision under applicable provincial or territorial Law, apply in respect of any such covenants. Such joint election will reflect that, for purposes of the ITA, the Parties have each allocated no consideration to any restrictive covenants granted.

(g) In the event that Book4Time Inc., the Company, RS HoldCo or TC HoldCo, as applicable, has elected under subsection 83(2) of the ITA (and any equivalent provisions of applicable provincial legislation) in respect of a dividend paid by it and it is determined that the amount of such dividend exceeds the portion thereof deemed by subsection 83(2) of the ITA to be a “capital dividend”, the recipient of such dividend hereby concurs with the making of an election under subsection 184(3) of the ITA (the “Concurrences”) and any equivalent provisions of applicable provincial legislation in respect of such excess to treat the amount of the dividend in excess of the balance in the capital dividend account as a separate taxable dividend so that Book4Time Inc., the Company, RS HoldCo or TC HoldCo, as applicable, will not be liable for any tax under Part III of the ITA, and such election shall be made by the appropriate Parties in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the ITA. Each of such recipients shall deliver the Concurrences on Closing. Notwithstanding the foregoing, the filing of the election by Book4Time Inc, the Company, RS Holdco, TC Holdco, or a Seller as applicable and the concurrence of the recipient does not relieve the applicable recipient from their indemnification obligations to the Indemnified Parties to the extent that the applicable entity or the Buyer is liable to pay any Tax or otherwise suffers any Losses or damages as a result of such capital dividend election.

(h) Buyer may, but only with the prior written consent of Serent (not to be unreasonably withheld, conditioned or delayed), cause a timely and irrevocable election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law) to be made with respect to the direct or indirect acquisition of any Group Company that is a corporation for U.S. federal income tax purposes pursuant to this Agreement. Buyer agrees to notify Serent if any election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law) is made with respect to the direct or indirect acquisition of any Group Company. Sellers shall reasonably cooperate with and provide Buyer with such assistance as is reasonably requested by Buyer to enable Buyer to comply with the requirements of Treasury Regulations Section 1.338-2(e)(4), if applicable. The Company shall reasonably cooperate with and provide Buyer with such assistance as is reasonably requested by Buyer to enable Buyer to minimize the Tax cost of any election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law); provided that the Company shall not be obligated to cooperate or provide assistance if such cooperation or assistance would result in adverse consequences to any Group Company or any Seller (or its direct or indirect owners).

(i) The Founder HoldCos shall, and the Buyer shall cause each Founder HoldCo (or its successors) to, execute a joint election with the applicable Seller under subsection 85(1) of the ITA (and any applicable provincial income tax legislation) in connection with the applicable June 2024 Company Share Transfer (a “Canadian Tax Election”) at an agreed amount to be determined by such Seller. Specifically, the Buyer agrees that upon delivery by the RS Seller or TC Seller, as applicable, to the Buyer or the applicable Founder HoldCo of an election form prescribed under subsection 85(1) of the ITA (and any applicable provincial income tax legislation), duly signed by the applicable Seller, which provides that for purposes of the ITA (and any applicable provincial income tax legislation) the applicable June 2024 Company Share Transfer occurred at an amount specified in the election form (which amount shall be determined by the applicable Seller in its sole discretion, subject to the limitations otherwise provided for in section 85 of the ITA (and any applicable provincial income tax legislation)), the Buyer shall cause the applicable Founder HoldCo to, within 30 days of receipt of such election form, sign such election form and cause it to be returned to the applicable Seller by first class mail or courier (or as may otherwise be agreed by the applicable Parties). The RS Seller and TC Seller agree that apart from the agreement by the Buyer and Founder HoldCos to sign and cause to be returned to the applicable Seller any Canadian Tax Election form delivered by such Seller in accordance with this Section 8.01(i), the making and/or filing of any Canadian Tax Election shall be the sole responsibility of the applicable Seller. Notwithstanding the foregoing, the Buyer shall have no responsibility whatsoever and will not in any way be obligated to indemnify Seller in respect of any Losses that may be suffered by reason of any inaccuracy or incompleteness of any such Canadian Tax Election forms and Seller shall be responsible for any Taxes (including, for greater certainty, any interest and penalties) assessed under the ITA (or any other relevant provincial legislation) arising out of or by virtue of the execution or filing of such Canadian Tax Election by Seller.

8.02 No Tax Changes. Except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, any action in connection with any election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law) and the designations and elections referred to in Sections 2.03(d), 8.01(c), 8.01(g) and 8.01(i)), the Buyer Parties shall not, and shall not cause the Founder HoldCos, the Company or its Subsidiaries to, make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, settle or compromise any audit or other proceeding relating to material amount of Tax, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), apply for or request any Tax ruling, or surrender any right to claim a material Tax refund; provided that this Section 8.02 shall only apply to an action that would result in (a) a decrease to the Final Consideration prior to the Determination Date, or (b) or any indemnity claim against any of the Indemnifying Parties under this Agreement.

8.03 No Closing Date Amalgamation. Buyer agrees that it shall not undertake, or permit or cause Book4Time Inc., the Company and/or any Founder HoldCo to undertake, any amalgamation, merger or wind-up of Book4Time Inc., the Company or any Founder HoldCo on the Closing Date. For greater certainty, Buyer may undertake, or permit or cause Book4Time Inc., the Company and/or any Founder HoldCo to undertake any amalgamation, merger or wind-up of any of them at the first moment in time on the day that is immediately following the Closing Date or at any time thereafter.

8.04 Permanent Establishment Voluntary Disclosure. Notwithstanding anything in this Agreement to the contrary, the Buyer shall be permitted to file, amend or make voluntary disclosures relating to the Company’s U.S.-related Tax filings and Tax Returns for any Pre-Closing Tax Period required under applicable Laws of any PE Jurisdiction to address and remediate any Permanent Establishment Issue provided that any such disclosures shall be initiated within twelve (12) months of the Closing Date (collectively “Permitted PE Proceedings”). The Buyer shall control all Permitted PE Proceedings and filings related thereto (including, engaging any required, legal, accounting or other representatives for purposes of investigating, pursuing, defending or settling any Permitted PE Proceeding) and shall (a) pursue any Permitted PE Proceedings diligently; (b) keep the Representatives reasonably informed regarding the status of such Permitted PE Proceedings and provide the Representatives with copies of any correspondence relating thereto; (c) provide to the Representatives a reasonable opportunity to comment on any representations or submissions proposed to be made to the applicable Governmental Entity in respect of such Permitted PE Proceedings; and (d) consult with, and consider in good faith the reasonable comments of, the Representatives in respect of such representations or submissions. The Sellers shall, at the Buyer’s request and expense (A) cooperate in the preparation and filing of any documents required in connection with any Permitted PE Proceedings and (B) make available any notes relating to any Permitted PE Proceedings.

8.05 Section 280G. Prior to Closing, the Sellers shall (i) use reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code who might receive any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G (such payments and benefits “Potential Parachute Payments”) an executed 280G waiver of his or her right to such Potential Parachute Payments solely to the extent required such that all payments or benefits due to such disqualified individual that are contingent on the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) shall not be deemed to be an “excess parachute payment” (within the meaning of Section 280G(b) of the Code, and (ii) for all such obtained waivers, submit to the eligible stockholders of the applicable Group Company(ies) for approval by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, the right of any such disqualified individual to receive such waived Potential Parachute Payments. Prior to the Closing, Sellers shall deliver to the Buyer evidence (to the reasonable satisfaction of the Buyer) (y) that a vote of the eligible stockholders was solicited in conformance with Section 280G, and (z) either (A) the requisite approval for such waived Potential Parachute Payments with respect to which 280G Approval was sought was obtained in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the “280G Approval”), or (B) that the 280G Approval was not obtained, and as a consequence, that the waived Potential Parachute Payments with respect to which 280G Approval was sought shall not be made or provided, pursuant to the waivers executed by the affected Persons (the “280G Confirmation”).

8.06 Independent Tax Advice. Each Seller has had an opportunity to review with its own advisors the Tax consequences of the transactions contemplated by this Agreement. Such Seller understands that it must rely solely on its advisors and not on any statements or representations made by Buyer, the Company or any of their respective agents or representatives or advisors. Such Seller understands that it (and not Buyer or the Company) shall be responsible for its own Tax liability that may arise as a result of the transactions contemplated by this Agreement.

Article IX
COVENANTS OF THE PARENT AND BUYER

9.01 Access to Books and Records. From and after the Closing until the six (6)-year anniversary of the Closing Date, the Parent shall, and shall cause the Company to, provide the Representatives and their authorized representatives with access (for the purpose of examining and copying information reasonably requested by the Representatives), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods (or portions thereof) ending prior to or on the Closing Date, with respect to any Tax audits, Tax Returns or governmental investigations. Parent further agrees, upon reasonable request, to use reasonable best efforts to provide (or to cause the Company to provide) the Representatives with all information in its possession that a Seller (and its direct or indirect owners) requires in order to comply with such Seller’s (or its direct or indirect owners’) U.S. federal or state Tax Return filing obligations with respect to the Group Companies, including pursuant to Sections 6038 and 6038B of the Code and the Treasury Regulations promulgated thereunder, and/or in connection with any Tax audit, examination or proceeding of such Seller (or its direct or indirect owners) with respect to periods (or portions thereof) ending prior to or on the Closing Date. Unless otherwise consented to in writing by the Representatives, the Parent shall not, and shall not permit the Company or its Subsidiaries to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Representatives and offering to surrender to the Representatives such books and records or any portion thereof that the Parent or the Company may intend to destroy, alter or dispose of.

9.02 R&W Insurance Policy. Concurrently with the execution of this Agreement, Buyer shall obtain and bind the R&W Insurance Policy, which shall be effective as of the date hereof, and deliver a copy of such bound R&W Insurance Policy to the Representatives. Parent shall pay, or cause the Buyer to pay, the premium, underwriting costs, retention, commissions, brokerage premium and all other fees and expenses related to the R&W Insurance Policy. The R&W Insurance Policy shall expressly provide that the insurer shall waive and not pursue any subrogation rights against the Sellers or any of their respective Non-Party Affiliates, except in the event of fraud. Buyer shall not, and shall cause its Affiliates not to, waive, amend or modify any subrogation provision or otherwise waive, amend or modify any provision of the

R&W Insurance Policy in a manner that would be reasonably likely to increase or expand the ability or rights of the insurer under the R&W Insurance Policy to bring a proceeding against, or otherwise seek recourse from, the Sellers or any Non-Party Affiliates, without the prior written consent of the Representatives.

9.03 Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees to the Sellers the due and punctual observance, payment, performance and discharge of the covenants, representations, warranties, indemnification obligations and payment obligations of Buyer under this Agreement, as they may be amended, changed, replaced or otherwise modified from time to time, including by providing any necessary funds to Buyer to fulfill its obligations under this Agreement, and undertakes to perform all such obligations to the extent that any Buyer fails to do so (the “Parent Guaranteed Obligations”). Without limiting the generality of the foregoing, Parent unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with Buyer for the due and punctual performance of each of the Parent Guaranteed Obligations, including the payment in full of the Closing Payment Amount and any payment obligations of Buyer pursuant to Section 2.06. Parent acknowledges and agrees that this guarantee is irrevocable by Parent. The guarantee contained in this Section 9.03 shall be an obligation for full and prompt performance rather than a secondary guarantee of collectability and can be enforced against Parent directly as a primary obligor without taking action to enforce this Agreement against Buyer. Parent acknowledges that the benefit of the guarantee contained in this Section 9.03 is for the exclusive benefit of the Sellers and the Representatives (acting on behalf of the Sellers) in its sole and absolute discretion may claim under this guarantee or decline to claim under this guarantee with respect to the Parent Guaranteed Obligations. Parent’s obligations under this Section 9.03 shall be binding on Parent’s successors and assigns.

9.04 Terminated Employee Payments. Buyer shall cause Company to pay any amounts owing to any Terminated Employees pursuant to and in accordance with their respective Separation Packages, subject to Sellers’ compliance with their indemnification obligations in respect of Terminated Employee Costs.

Article X
CONDITIONS TO CLOSING

10.01 Conditions to the Parent’s and the Buyer’s Obligations. The obligations of the Parent and Buyer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and Buyer in writing) of the following conditions as of the Closing Date:

(a) The representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date);

(b) The representations and warranties of the Sellers contained in Article V of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date);

(c) The representations and warranties of each Founder HoldCo contained in Article VI of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date);

(d) The Company and each Seller shall have performed and complied with in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(e) There shall be no Law, and no Governmental Entity having competent jurisdiction shall have issued an Order or taken any other action, in each case that would restrain, enjoin or otherwise prohibit the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded;

(f) The Company shall have delivered to the Parent:

(i) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 10.01(a) and 10.01(d) have been satisfied;

(ii) a certificate of an authorized officer of each Founder HoldCo in his capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 10.01(c), as applicable, have been satisfied;

(iii) certified copies of resolutions duly adopted by each Founder HoldCo and the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all Transactions and thereby;

(iv) a certificate, dated as of the Closing Date and executed on behalf of each Founder HoldCo and the Company by its respective Chief Executive Officer or equivalent officer position, certifying each Founder HoldCo’s, and the Company’s respective articles of incorporation, including all amendments thereto, and the by-laws of each of Founder HoldCo, and the Company, respectively;

(v) Key Employee Employment Agreements, conditional on Closing, executed by each of the Key Employees, and which have not been revoked, withdrawn or otherwise terminated as of Closing;

(vi) Restrictive Covenant Agreements duly executed by the Company and each of Sholanki and Chen, respectively;

(vii) a resignation letter executed by each director of each Founder HoldCo and the Company in office immediately prior to the Closing, in each case, effective no later than immediately prior to the Closing;

(viii) a certificate from the appropriate Governmental Entity of each jurisdiction in which each Founder HoldCo and the Company is qualified to do business, dated within one (1) Business Day prior to the Closing Date, certifying that each Founder HoldCo and the Company, respectively, is in good standing;

(ix) evidence reasonably satisfactory to Parent of the termination of any shareholders’ agreement and waiver of any rights of first refusal, rights to any liquidation preference, redemption rights, conversion rights and rights of notice of any Seller with respect to any of the Transactions;

(x) Payoff Letters in respect of certain Indebtedness;

(xi) copies of correspondence with the Company’s insurance agent indicating the D&O Tail and Cyber Tail policies will be effective as of the Closing Date and conditional only upon receipt by the insurer of the applicable premiums;

(xii) duly executed Option Surrender Notices in respect of all surrendered Options;

(xiii) virtual minute books of each of the Group Companies, other than B4T Asia; and

(xiv) the B4T Asia Intercompany Agreement, duly executed by the Company and B4T Asia.

(g) The Company, on behalf of the Sellers, shall have delivered to the Parent duly executed counterparts to each of the following:

(i) (A) a duly executed share transfer power in respect of the Purchased Shares held by each Seller and (B) the share certificate(s) in respect of any certificated Purchased Shares held by such Seller, or in the case of any lost or destroyed certificates, an indemnity in favour of the Company in a form reasonably acceptable to Parent;

(ii) Concurrences by the Company, RS Seller, TC Seller, RS HoldCo and TC HoldCo making elections under subsection 184(3) of the ITA executed by each of the Company, RS Seller, TC Seller, RS HoldCo and TC HoldCo, respectively; and

(iii) concurrences by each of Wanshan Tao, Sholanki, Chen, Cybersoft Corporation, making elections under subsection 184(3) of the ITA executed by each of Wanshan Tao, Sholanki, Chen, Cybersoft Corporation, respectively in connection with the 2020 Reorganization;

(iv) the Escrow Agreement; and

(h) the Pre-Closing Reorganization shall have occurred.

10.02 Conditions to the Company’s and Sellers’ Obligations. The obligation of the Company and Sellers to consummate the Transactions is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a) The representations and warranties of Parent and Buyer contained in Article VII of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date);

(b) The Parent and Buyer shall have performed and complied with in all material respects each the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) There shall be no decree or order entered into by any Governmental Entity that would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded; and

(d) The Parent and Buyer shall have delivered to the Company each of the following:

(i) a certificate of an authorized officer of the Parent and Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 10.02(a) and 10.02(b) have been satisfied;

(ii) Key Employee Employment Agreements, conditional on Closing, executed by each of the Key Employees, and which have not been revoked, withdrawn or otherwise terminated as of Closing;

(iii) a copy of the R&W Insurance Policy, including the binder, effective as of the Closing Date, in form and substance reasonably satisfactory to the Company; and

(iv) the Escrow Agreement.

Article XI
SURVIVAL; NO RECOURSE

11.01 Survival. None of the representations and warranties of any party contained in this Agreement shall survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Non-Party Affiliates in respect thereof except as provided in Annex F or in respect of any liability of any Party to any other Party for fraud. Notwithstanding the foregoing, nothing in this Section 11.01 shall affect or limit the ability of Buyer Parties to recover under the R&W Insurance Policy as permitted by Section 9.02. Unless otherwise indicated, the covenants and agreements set forth in this Agreement (including the indemnification rights and obligations provided in this Article XI) that by their terms are required to be performed in whole or in part after the Closing, shall survive the Closing until they have been fully performed or satisfied; provided that nothing herein shall limit the liability of any Party to any other Party for fraud.

11.02 Non-Recourse.

(a) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future Affiliate of the Sellers or the Group Companies or any of their respective current or former directors, officers, employees, incorporators, members, managers, partners, shareholders, trustees, Affiliates, agents, attorneys or representatives (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

(b) Except as provided in Annex F, recourse of Parent or Buyer to the R&W Insurance Policy shall be Parent’s, Buyer’s and their respective Affiliates’ sole and exclusive remedy for any breach of the representations and warranties of the Company, any Founder HoldCo and the Sellers contained in this Agreement, except in the case of fraud. Parent and Buyer may not avoid the limitations on liability set forth in this Section 11.02 by seeking damages for breach of contract or tort or pursuant to any other theory of liability or by claiming against any Person entitled to claim over against a Party or such Party’s Non-Party Affiliates.

Article XII
ADDITIONAL COVENANTS

12.01 Representatives.

(a) Appointment. By executing this Agreement, each Seller irrevocably appoints Sholanki and Serent as of the Closing as the Representatives for all purposes in connection with this Agreement and the agreements ancillary hereto to do any and all things and execute any and all documents that may be necessary, convenient or appropriate to facilitate the consummation of the Transactions, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) authorize payments under or pursuant to this Agreement and disbursement thereof, as contemplated by this Agreement; (iii) authorize payment of amounts due to the Buyer pursuant to Section 2.06; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Representatives, in their sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Buyer pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Seller relative to any amounts to be received by such Sellers under this Agreement or any agreements contemplated hereby, any claim made by the Buyer Parties under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees on behalf of the Sellers related thereto.

(b) Authorization. Notwithstanding Section 12.01(a), in the event that the Representatives are of the opinion that it requires further advice from the Sellers on any matters concerning this Agreement, the Representatives shall be entitled (but not obligated) to seek such further advice from the Sellers prior to acting on their behalf. In such event, any action approved by the Sellers representing a majority of the Common Shares shall be binding on all of the Sellers and shall constitute the authorization of the Sellers provided that when the matter relates to indemnification, only those Sellers who are participating in the indemnification matter shall vote. The appointment of the Representatives is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Representatives shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Each of Sholanki and Serent hereby accepts its respective appointment as the initial Representatives.

(c) Actions by the Representatives; Resignation; Vacancies. The Representatives may resign from their position as Representatives at any time by written notice delivered to the Company and the Sellers. If there is a vacancy at any time in the position of the Representatives for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 12.01(b).

(d) No Liability; Indemnification. All acts of the Representatives hereunder in its capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Representatives individually. The Representatives will incur no liability of any kind with respect to any action or omission by the Representatives in connection with the Representatives’ services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representatives’ fraud, gross negligence or willful misconduct. The Representatives shall not be liable for any good faith action or omission pursuant to the advice of counsel. The Sellers will, severally and not jointly, in accordance with each Seller’s Pro Rata Percentage, indemnify, defend and hold harmless the Representatives from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representatives’ execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Representatives, the Representatives will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representatives from any funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Representatives to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representatives from seeking any remedies available to it at law or otherwise. In no event will the Representatives be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representatives under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representatives or the termination of this Agreement.

(e) Reliance; Disputes. Any decision, act, consent, approval or instruction of the Representatives given or made after Closing pursuant to this Agreement shall constitute a decision, act, consent, approval or instruction of the Sellers, and the Parent, Buyer and, following the Closing, the Company shall be entitled to conclusively rely upon any representation, instrument or statement of the Representatives with respect to any such act, decision, consent, approval or instruction of the Sellers. The Representatives shall jointly provide any decision, act, consent, approval or instruction required to be given by them to the Parent, Buyer or Company pursuant to this Agreement. To the extent there is any dispute between the Representatives or inconsistent decision, act, consent, approval or instruction as between the Representatives given to the Parent, Buyer or Company that is not resolved within five (5) Business Days of the time when such communication is required to be delivered pursuant to this Agreement or is otherwise received by the Parent, Buyer or Company, the Parent, Buyer and Company shall be entitled to rely solely on instructions of Serent in respect of such matter as though it were the sole Representative under this Agreement and, in such instance, Serent shall have full authority and power of the Representative to bind the Sellers with respect to such matter provided that where the matter at issue is an indemnification matter for which Serent has no indemnification obligations in respect of such matter, Sholanki will have sole authority.

(f) Expense Account. The Representatives shall hold the Expense Account Deposit in an account maintained by the Representatives (or a financial institution selected by the Representatives) as a fund from which Representatives may pay any amounts due from the Sellers under this Agreement and any fees, expenses, costs, or liabilities it incurs in performing its duties and obligations in connection with this Agreement or any related agreements by or on behalf of any or all Sellers, including legal, accounting, and other advisor fees, expenses, and costs for reviewing, analyzing, and defending any claim or process arising under or pursuant to this Agreement or any related agreements. At such time and from time to time that the Representatives determines that a portion of the Expense Account Deposit will not be required for the payment of such amounts, fees, expenses, costs, or liabilities, the Representatives shall deliver any balance of the Expense Account Deposit to the Sellers then pro rata portion of the applicable portion from the Expense Account Deposit. The Sellers shall not receive any interest or earnings on the Expense Account Deposit and irrevocably transfer and assign to the Representatives any ownership right that they may otherwise have had in any such interest or earnings. The Representatives shall not be liable for any loss of principal of the Expense Account Deposit other than as a result of their willful misconduct. For tax purposes, the Expense Account Deposit will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

12.02 Disclosed Personal Information. The Parties confirm that the Disclosed Personal Information is necessary for the Buyer Parties to determine whether to proceed with the Transactions and, if the determination is made to proceed with the Transactions, to complete them. The Buyer Parties shall: (i) not use or disclose any Disclosed Personal Information except as required to (A) determine whether to proceed with the Transactions, (B) perform its obligations and exercise its rights under this Agreement, (C) consummate the Transactions, or (D) comply with applicable Laws; (ii) protect any Disclosed Personal Information security safeguards appropriate to the sensitivity of the information; and (iii) within a reasonable period following a decision by either or both Parties not to proceed with the Transactions, destroy or return to the Company all Disclosed Personal Information.

12.03 Disclosure Schedules. All references to this Agreement herein or in any of the Disclosure Schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”) and delivered to Buyer on the date of this Agreement shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) except as expressly set forth in this Agreement, be deemed or interpreted to expand the scope of the Company’s, RS HoldCo’s, TC HoldCo’s, the Sellers’, the Parent’s or Buyer’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter or (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

12.04 Restrictive Covenants.

(a) For a period of three (3) years (one (1) year in respect of Todd Tyler) after the Closing Date, each Person listed in Schedule 12.04(a) (each, a “Key Seller”) shall not, directly or indirectly, (i) engage in (including as a director, officer, employee, partner, consultant, agent or advisor), or manage or supervise personnel engaged in, any business that provides software and related services in the area of spa management, booking and distribution (such business, the “Competing Business”), or own any interest in any Person directly or indirectly engaged in a Competing Business anywhere in the Territory, or (ii) solicit or knowingly encourage or induce any Person who is a then customer, client or counterparty of the Company or any of its Subsidiaries to establish a direct relationship with such Key Seller or any of its Affiliates to provide services in a manner that would constitute a Competing Business; provided that such Key Seller shall not be in default of this Section 12.04(a) by virtue of: (a) holding securities (regardless of percentage) in Agilysys, Inc.; (b) ownership of not more than five percent (5%) of the issued and outstanding securities (including securities held by any Persons acting jointly or in concert with such Seller) of the issued and outstanding securities of a publicly-listed company (each, an “Interest”), provided that such Key Seller holds such Interest solely as a passive investor; (c) being employed by any government agency, college, university or other non-profit research organization; (d) owning a passive minority equity interest in a private debt or equity investment fund in which such Key Seller does not have the ability to control or exercise any managerial influence over such fund; or (e) in the case of Todd Tyler, his shareholdings in and engagement as a director of Millenium Systems Inc., provided that he continues to comply with the remainder of this Section 12.04.

(b) For a period of three (3) years after the Closing Date, each Key Seller and Major Seller shall not, directly or indirectly, solicit or hire or solicit for employment or other services any individual who, as of the date hereof, is a current employee of the Company or the Parent or any of their respective Subsidiaries; provided that this Section 12.04(b) shall not restrict any Key Seller or Major Seller from hiring or soliciting for employment or other services any individual (i) who has resigned, been laid off or whose employment has been terminated by the Company or Parent or any of their respective Subsidiaries at least six (6) months prior to any solicitation from any Key Seller or Major Seller or (ii) is responding to a general solicitation not specifically directed at employees of the Company or any of its Subsidiaries. For purposes of this Section 12.04(b), “solicit” means any direct or indirect communication relating to engaging or seeking to engage the employment or other services of such individual, regardless of who initiates it, that in any way invites, advises, encourages or requests any individual to take or refrain from taking any action with respect to its engagement by the Company or the Parent or any of its Subsidiaries that is adverse to the Company or the Parent or any of its Subsidiaries.

(c) For a period of two (2) years after the Closing Date, Serent shall not, directly or indirectly, solicit or hire or solicit for employment or other services of any of Sholanki, Chen, Kevin Patterson, Daniel Popp, Geoffrey Kent or Sean Anderson; provided that this Section 12.04(c) shall not restrict Serent from hiring or soliciting for employment or other services any of the foregoing individuals who has resigned at least six (6) months, or been laid off or whose employment has been terminated by the Company or Parent or any of their respective Subsidiaries at least three (3) months prior to, any solicitation from Serent. For purposes of this Section 12.04(c), “solicit” means any direct or indirect communication relating to engaging or seeking to engage the employment or other services of such individual, regardless of who initiates it, that in any way invites, advises, encourages or requests any individual to take or refrain from taking any action with respect to its engagement by the Company or the Parent or any of its Subsidiaries that is adverse to the Company or the Parent or any of its Subsidiaries. Notwithstanding anything to the contrary herein, this Section 12.04(c) shall not apply to any portfolio company of Serent (or portfolio company of any Affiliate of Serent), provided that Serent shall not directly or indirectly (through any Person) direct, any such portfolio company to solicit or hire any of the foregoing individuals in violation of this Section 12.04(c).

(d) Each Seller acknowledges that it holds Confidential Information of the Company and may hold Confidential Information of the Company and its Affiliates and Subsidiaries in the future. Each Seller agrees and covenants to the Parent and Buyer to safeguard and hold all such Confidential Information in strict confidence, and Seller shall not, directly or indirectly, at any time during the period that is three (3) years after the Closing Date): (i) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Company and its Affiliates); or (ii) use any Confidential Information for the benefit of any Person (other than the Company or its Affiliates). Notwithstanding the foregoing, such Seller may disclose Confidential Information, without violating the obligations of this Agreement, to the extent the disclosure is required (i) to enforce or defend any claim under this Agreement or related agreements entered into in connection with the Transactions; (ii) to a financial advisor, attorney, or accountant who is subject to an obligation of confidence for the purpose of obtaining advices or services from such party; (iii) in the performance of authorized employment duties in such Seller’s capacity as an employee of the Company, to the extent applicable; or (iv) to the extent the disclosure is required by a valid subpoena or order of a court or other governmental body having jurisdiction, provided that, in connection with a disclosure contemplated by clause (iv), Seller, reasonably promptly upon learning of such required disclosure, give prior written notice to Parent of such required disclosure and assist Parent (at Parent’s sole cost and expense) in obtaining a protective order preventing or limiting the disclosure and ensuring that the Confidential Information so disclosed is used only for the specific purposes for which the disclosure is required, or for which the order was issued or for which Interested Parties are required to use such Confidential Information. In addition to the disclosures permitted by the foregoing, Serent may disclose Confidential Information as part of its regular reporting to its investors, potential investors and transferees of interests in its fund who, in each case, are bound by customary confidentiality obligations with respect to such Confidential Information. For greater certainty, Serent may not disclose any such Confidential Information to any portfolio company.

(e) Each of the Parties hereto acknowledges that the time, scope, geographic area and other provisions of this Section 12.04 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the Transactions. Each Key Seller acknowledges and agrees, that the terms of this Section 12.04 (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of Buyer Parties and their Affiliates, (iii) impose no undue hardship on such Key Seller, and (iv) are not injurious to the public. Each Key Seller acknowledges and agrees that the restrictive covenants and other agreements contained in this Section 12.04 are an essential part of this Agreement and the Transactions, constitute a material inducement to Buyer Parties and their Affiliates entering into and performing their obligations under this Agreement and are an essential part of Buyer Parties willingness to pay the purchase consideration thereunder. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 12.04 is held to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under law.

12.05 [***] Remediation. The Sellers and each of Sholanki and Chen covenant and agree to use their commercially reasonable efforts, and to cooperate with the Buyer, Parent and Group Companies and each of their representatives, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the [***] Remediation, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the [***] Remediation.

12.06 Release. In order to induce Parent and Buyer to enter into this Agreement, and in consideration for the Purchase Price, effective as of the Closing, each Seller, solely in its capacity as a shareholder of the Company, directly or indirectly, on behalf of itself and its Affiliates and their respective officers, directors, employees, attorneys, advisors, agents and other representatives, and each of their respective successors and assigns (“Releasors”) hereby knowingly, voluntarily, irrevocably and unconditionally releases, acquits, covenants not to sue and forever discharges each of Parent, Buyer and the Group Companies, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current, former and future officers, directors, members, managers, employees, agents and representatives (“Buyer Releasees”) of and from any and all claims, demands, debts, suits, actions, causes of action, damages, accounts, obligations, other Liabilities, costs, expenses and fees (including attorneys’ fees), of every kind or nature whatsoever, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, actual or potential, each Releasor in connection with its Seller’s capacity as a shareholder of the Company, directly or indirectly, has, or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, strict liability, breach of contract, tort, violation of Law, matter or cause whatsoever from the beginning of time up to the Closing (collectively, the “Released Claims”); provided, that the release given under this Section 12.06 shall not apply to claims in any other capacity (including employee, director or officer) and for greater certainty excludes (i) any claims that may not be released under applicable Law, (ii) in the case of an employee of any Group Company, claims for compensation and benefits for the current period, and reimbursable business expenses incurred in accordance with the expense reimbursement policies of the Group Companies, (iii) rights to be indemnified or held harmless or to receive contribution or similar payments as provided in any Group Company’s organizational documents in place as of immediately prior to the Closing, directors’ and officers’ insurance policy in place as of immediately prior to the Closing or any other written agreement providing such rights that has been provided to Buyer prior to the date of execution of this Agreement, and (iv) any and all rights and interests under the terms and conditions of this Agreement and any other Transaction Document. Each Releasor represents that he, she or it has not made any assignment, conveyance, disposition or transfer of any Released Claim or any direct or indirect interest in any such Released Claim, in whole or in part. Such Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any action of any kind against any Buyer Releasees, of any Released Claim against any of the Buyer Releasees that is released pursuant to this Section. Each Releasor hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the released claims hereinabove mentioned or implied, and expressly consents that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (x) relating to any released claims hereinabove mentioned or implied or (y) relating to unknown and unsuspected released claims (notwithstanding any applicable Law that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims). This release is intended to be a complete and general release with respect to Released Claims and specifically includes claims that are known, unknown, fixed, contingent or conditional, including any breach of fiduciary duty, or claims arising under any applicable securities Laws.

12.07 Sellers Release. Effective as of the Closing, the Buyer Parties, on their own behalf and on behalf of the Group Companies, unconditionally and irrevocably and forever release and discharge each of the Sellers (solely, in respect of each Seller, in its capacity as a shareholder of the Company), the Sellers’ successors and assigns, and all present or former directors, officers, employees or agents of the Sellers (collectively, the “Seller Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims that the Buyer, or any of the Group Companies ever had, now has or ever may have or claim to have against any of the Seller Released Parties in their capacity as shareholders of the Company, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing solely related to the Seller as shareholder of the Company arising prior to the Closing; provided, that this release does not extend to any claim: (i) to enforce the terms or any breach of this Agreement or any other Transaction Document, or (ii) against any Seller Released Party due to such Seller Released Party’s (A) violation of a criminal law; or (B) fraud.

12.08 Tail Policies. Prior to Closing, the Sellers shall have caused the Company to obtain (at the Sellers’ expense, and without duplication): (i) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail”), which the Sellers will ensure will have effectiveness as of the Closing, providing for coverage consistent with the Company’s existing directors’ and officers’ liability insurance policy; and (ii) a cybersecurity insurance tail policy (the “Cyber Tail”) which the Sellers will ensure will have effectiveness as of the Closing, providing for coverage consistent with the Company’s existing cybersecurity insurance policy. From and after the Closing, the Parent shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honour its obligations under the D&O Tail, and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

12.09 Sholanki Guarantee. Sholanki hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual observance, payment, performance and discharge of the covenants, representations, warranties, indemnification obligations and payment obligations of RS Seller under this Agreement, as they may be amended, changed, replaced or otherwise modified from time to time, and undertakes to perform all such obligations to the extent that any RS Seller fails to do so (the “Sholanki Guaranteed Obligations”). Without limiting the generality of the foregoing, Sholanki unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with RS Seller for the due and punctual performance of each of the Sholanki Guaranteed Obligations. If RS Seller fails to perform or pay when due any Sholanki Guaranteed Obligation as and when provided for in the Agreement, then, without the necessity or the requirement for Buyer to pursue or exhaust its recourse against RS Seller, Sholanki will perform or pay or cause to be performed paid such Sholanki Guaranteed Obligations promptly upon demand. Sholanki acknowledges that the benefit of the guarantee contained in this Section 12.09 is for the exclusive benefit of the Buyer in its sole and absolute discretion may claim under this guarantee or decline to claim under this guarantee with respect to the Sholanki Guaranteed Obligations. Sholanki’s obligations under this Section 12.09 shall be binding on Sholanki’s heirs, successors and assigns.

12.10 Chen Guarantee. Chen hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual observance, payment, performance and discharge of the covenants, representations, warranties, indemnification obligations and payment obligations of TC Seller under this Agreement, as they may be amended, changed, replaced or otherwise modified from time to time, and undertakes to perform all such obligations to the extent that any TC Seller fails to do so (the “Chen Guaranteed Obligations”). Without limiting the generality of the foregoing, Chen unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with TC Seller for the due and punctual performance of each of the Chen Guaranteed Obligations. If TC Seller fails to perform or pay when due any Chen Guaranteed Obligation as and when provided for in the Agreement, then, without the necessity or the requirement for Buyer to pursue or exhaust its recourse against TC Seller, Chen will perform or pay or cause to be performed paid such Chen Guaranteed Obligations promptly upon demand. Chen acknowledges that the benefit of the guarantee contained in this Section 12.10 is for the exclusive benefit of the Buyer in its sole and absolute discretion may claim under this guarantee or decline to claim under this guarantee with respect to the Chen Guaranteed Obligations. Chen’s obligations under this Section 12.10 shall be binding on Chen’s heirs, successors and assigns.

Article XIII
MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Representatives, any Seller or the Company or their respective Affiliates without the prior written approval of the Parent or, prior to the Closing, by the Parent without the prior written approval of the Company, except (a) such release or announcement as may be required by applicable Law or stock exchange rules (subject to the proviso to clause (ii) below), (b) that the Company and the Parent shall each be permitted to make announcements from time to time to their respective employees, customers, suppliers and other business relations (i) as the Company or the Parent may reasonably determine is necessary to comply (or cause any other Group Company or Subsidiary of the Parent, as applicable, to comply) with applicable Law or (ii) in the case of Parent, that is not inconsistent with any release or announcement previously made by the Company or the Parent in accordance with this Agreement as of the time of such release or announcement and does not disclose any material nonpublic information regarding the Company or the Transactions, and (c) that nothing contained herein shall limit or restrict the right of the Company, its Affiliates or the Parent in respect of any Action that may arise or be commenced between the Company or any Seller, on the one hand, and the Parent, on the other hand; provided, that in the case of clauses (a) through (c), the Parent shall have the right to comment on such press release, announcement or communication prior to issuance, distribution or publication.

13.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Sellers, the Parent, Buyer and the Representatives shall pay all of their own fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants.

13.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via email to the address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to Parent, Company and/or Buyer:

AGILYSYS, INC.

3655 Brookside Parkway, Suite 300

Alpharetta, GA 30022

[Omitted]

with a copy to (which shall not constitute notice):

OSLER, HOSKIN & HARCOURT LLP

[Omitted]

Notices to the Representatives, or to the Sellers after Closing:

[Omitted]

with a copy to (which shall not constitute notice):

BENNETT JONES LLP

[Omitted]

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, the Parent, Buyer or the Representatives without the prior written consent of the non-assigning Parties, provided that the Parent and Buyer may assign this Agreement (in whole but not in part) to one or more Affiliates of Parent, but no such assignment shall relieve the Parent or Buyer of its obligations under this Agreement and (ii) assign all of its rights under this Agreement for collateral security purposes to any Debt Financing Source, its Affiliates or any other lender (or any agents therefor) providing financing to Buyer and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, which shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such financing documents.

13.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, or, in the event that such court does not exercise such power, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.06 References; Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the Annexes and Schedules hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Annex or Schedule hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to U.S. dollars. All references to “C$” shall be deemed references to Canadian dollars. The conversion of values from any other currency to U.S. dollars shall be effected based upon the Spot Rate. Unless the context otherwise requires, any reference to a “Section,” “Annex,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, annex to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under ASPE. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under ASPE, the definition set forth in this Agreement shall control.

13.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by the Parent and the Representatives. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.09 Complete Agreement. This Agreement and the documents referred to herein (including the Disclosure Schedules and all Annexes hereto) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

13.10 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. To the extent required by law to give full effect to certain rights of the Non-Party Affiliates under this Agreement, the Parties agree that the Representatives hold the benefits of this Agreement for the Non-Party Affiliates in trust and as agent for such Person.

13.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.12 Delivery by Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of email as a defense to the formation of a contract and each such Party forever waives any such defense.

13.13 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

13.14 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the annexes and schedules hereto shall be governed by, and construed in accordance with, the Laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the Province of Ontario or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Province of Ontario.

13.15 Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought before and determined exclusively by the Courts of the Province of Ontario, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.03 shall be deemed effective service of process on such Party.

13.16 Privileged Communications. All pre-Closing communications between the Group Companies or the Sellers and their representatives, on the one hand, and their legal counsel, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Privileged Communications”) will be deemed, subject to applicable Law, to be solicitor-client privileged, and, as of Closing, the expectation of client confidence relating thereto will belong solely to the Sellers and will not pass to or be claimed by Buyer or its affiliates (including, following Closing, the Group Companies). For greater certainty, any pre-Closing communications regarding matters with respect to the business of the Group Companies other than the Transactions in respect of which the Group Companies have engaged legal counsel will not be considered Privileged Communications. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers (and not Buyer or the Group Companies) will be the sole holders of the solicitor-client privilege with respect to such engagement, and none of Buyer or the Group Companies will be a holder thereof, (ii) to the extent that files of legal counsel in respect of such engagement constitute property of the client, only the Sellers (and not Buyer or the Group Companies) will hold such property rights, provided, however, that following Closing the Group Companies shall have access to all corporate, accounting, tax, legal, auditing or other books and records of the Group Companies relating to the conduct of the business and operations of the Group Companies prior to the Closing Date, (iii) legal counsel will have no duty whatsoever to reveal or disclose any such Privileged Communications to Buyer or the Group Companies by reason of any solicitor-client relationship between legal counsel and the Group Companies or otherwise. Notwithstanding the foregoing, if a dispute arises between Buyer or its affiliates (including the Group Companies, on the one hand, and a third party other than any of the Sellers, on the other hand, Buyer and its affiliates (including the Group Companies) may assert the solicitor-client privilege to prevent disclosure of confidential communications to such third party. If Buyer or any if its affiliates (including the Group Companies) is legally required by order of a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, then, to the extent permitted by applicable Law, Buyer will promptly (and, in the event, within five (5) Business Days) notify the Sellers in writing so that the Sellers can seek a protective order, provided, however, that prior to doing so, the Sellers shall make best commercial efforts to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Buyer access to such information to the fullest extent reasonably practicable under the circumstances.

13.17 Specific Performance. Each of the Parties acknowledges that the rights of each other Party to consummate the Transactions are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to seek to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

13.18 Post-Closing Legal Representation. Each of the parties acknowledges and agrees that it will not assert conflict of interest as reason to prevent Bennett Jones LLP, currently counsel to the Company, from representing any of the Sellers post-Closing, in respect of the any adjustment to the Purchase Price, the Final Consideration or any indemnification claims under this Agreement.

13.19 Independent Legal Advice. Each Seller acknowledges and agrees that Bennett Jones LLP has represented the Company and does not represent, and has no liability or duty to, the Sellers. Bennett Jones LLP is entitled to the benefit of this provision and the Representatives holds the benefit of this representation in trust and as agent for Bennett Jones LLP. Each Seller acknowledges and agrees that it: (i) has had the opportunity to obtain independent legal advice prior to entering into this Agreement; (ii) understands its duties and obligations under this Agreement; and (iii) is executing this Agreement voluntarily.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

AGILYSYS, INC.

By:	/s/ William David Wood III
Name: William David Wood III Title: Chief Financial Officer

1496458 B.C. LTD.

By:	/s/ Kyle Badger
Name: Kyle Badger Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

BOOK4TIME PARENT, INC.

By:	/s/ Lance Fenton
Name: Lance Fenton Title: Director

1494084 B.C. LTD.

By:	/s/ Roger Sholanki
Name: Roger Sholanki Title: President

1494085 B.C. LTD.

By:	/s/ Qianqian Chen
Name: Qianqian (Tim) Chen Title: President

SHOLANKI (2018) FAMILY TRUST, by its trustees

By:	/s/ Roger Sholanki
Name: Roger Sholanki

By:	/s/Fazia Sholanki
Name: Fazia Sholanki

CHEN (2018) FAMILY TRUST, by its trustees

By:	/s/ Qianqian Chen
Name: Qianqian (Tim) Chen

By:	/s/ Yuexin Wang
Name Yuexin Wang

By:	/s/ Nannan Chen
Name: Nannan Chen

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

BOOK4TIME BLOCKER, LLC

By:	/s/ Kevin Frick
Name: Kevin Frick Title: Director

SARATOGA INVESTMENT CORP.

By:	/s/ Charles G. Phillips IV
Name: Charles G. Phillips IV Title: Managing Director

/s/ Jay Shepherd
JAY SHEPHERD

/s/ Todd Tyler
tODD tYLER

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

/s/ Roger Sholanki
ROGER SHOLANKI

/s/ Qianqian Chen
QIANQIAN (TIM) CHEN

SERENT CAPITAL PARTNERS IV, L.P.

By:	Serent Capital Partners UGP IV, LLC
Its:	General Partner

By:	/s/ Kevin Frick
Name: Kevin Frick Title: Authorized Signatory